UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE GAP, INC.

(Name of Registrant as Specified in Its Certificate)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Notice of Annual Meeting of Gap Inc. Shareholders

Proxy Statement

May 18, 2010 San Francisco, California

THE GAP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 18, 2010

10:00 a.m., San Francisco Time

PLACE	Gap Inc. Headquarters

Two Folsom Street

San Francisco, California 94105

ITEMS OF BUSINESS	•	Elect to the Board of Directors the ten nominees named in the attached Proxy Statement;

•	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on January 29, 2011;

•	Approve the Amendment and Restatement of The Gap, Inc. Executive Management Incentive Compensation Award Plan; and

•	Transact such other business as may properly come before the meeting.

RECORD DATE	You must be a shareholder of record at the close of business on March 22, 2010 to vote at the Annual Meeting.

INTERNET AVAILABILITY	In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution will make the proxy distribution process more efficient, less costly and will limit our impact on the environment. This Proxy Statement and our 2009 Annual Report to Shareholders are available at: www.gapinc.com/annualmeeting

PROXY VOTING	Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.

ADMISSION TO THE

ANNUAL MEETING	You are entitled to attend the Annual Meeting only if you were a Gap Inc. shareholder as of the close of business on March 22, 2010 or you hold a valid proxy for the Annual Meeting. Photo identification is required for admittance. In addition, if you are not a shareholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in street name), you will be required to provide proof of beneficial ownership as of the Record Date. Proof of beneficial ownership can take the form of your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, a copy of the Notice of Internet Availability of Proxy Materials if one was mailed to you, or similar evidence of ownership.

WEBCAST	You may listen to our Annual Meeting by webcast at www.gapinc.com (follow the Investors, Financials, Conference Calls & Webcasts links)

By Order of the Board of Directors,

Michelle Banks

Corporate Secretary

April 6, 2010

THE GAP, INC.

TWO FOLSOM STREET

SAN FRANCISCO, CALIFORNIA 94105

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held on May 18, 2010, at 10:00 a.m., San Francisco Time, at Gap Inc. Headquarters, Two Folsom Street, San Francisco, California, 94105 and at any adjournment thereof.

This Proxy Statement will be first sent to shareholders on or about April 6, 2010. References in this Proxy Statement to “Gap Inc.,” “the Company,” “we,” “us,” and “our” refer to The Gap, Inc.

The Proxy

The persons named as proxyholders were selected by our Board of Directors and are officers of the Company.

The proxyholders will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by our Board of Directors as follows:

FOR the election of the directors nominated by the Board of Directors;

FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011; and

FOR the approval of the Amendment and Restatement of The Gap, Inc. Executive Management Incentive Compensation Award Plan.

We will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by telephone, by fax or in person.

You may revoke your proxy at any time before its exercise by writing to our Corporate Secretary at our principal executive offices as follows:

Corporate Secretary

Gap Inc.

Two Folsom Street

San Francisco, California 94105

You may also revoke your proxy by timely delivery of a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting in person at the Annual Meeting.

Notice of Internet Availability

We are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending them a “Notice of Internet Availability.” That notice contains instructions for accessing the materials and voting via the Internet. The notice also contains information on how to request a paper copy of the proxy materials by mail. We believe this method of distribution will make the proxy distribution process more efficient, less costly and will limit our impact on the environment. This Proxy Statement and our 2009 Annual Report to Shareholders are available at:

www.gapinc.com/annualmeeting

Webcast

We are offering an audio webcast of the Annual Meeting. If you would like to listen to the webcast, go to our website at www.gapinc.com (follow the Investors, Financials, Conference Calls & Webcasts links) shortly before the start of the meeting and follow the instructions provided. Please note that this webcast will be “listen only.” If you would like to vote, ask questions, or otherwise interact with the meeting participants, you will need to attend the meeting in person.

Shareholders with the Same Last Name and Address

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our Notice of Internet Availability or the annual report and proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and saves natural resources.

If you received a household mailing this year and you would like to have additional copies mailed to you, please submit your request in writing to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105, or by calling us at (415) 427-2802. Similarly, you may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

If you are a shareholder of record (your shares are in your name and not held in a brokerage account) and you would like to opt out of householding for future mailings, please submit your request in writing to Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding /The Gap, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854, or call us at (415) 427-2802.

If you hold your shares in “street name,” (your shares are held in a brokerage account), you may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Vote Confidentiality

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects the voting privacy of our shareholders. Your vote will not be disclosed to anyone, except

•	As required to tabulate and certify the vote;

•	As required by law; and/or

•	If you provide written comments on your proxy card (the proxy card and comments would then be forwarded to us for review).

Voting Securities and Voting Rights

Our only outstanding voting securities are our shares of common stock, of which 667,420,104 shares were outstanding at the close of business on March 22, 2010. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted to the meeting.

The independent election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Election of directors by shareholders will be determined by a plurality of the votes of the shares present, in person, or by proxy at the Annual Meeting and entitled to vote on the election of directors. Under our Corporate Governance Guidelines, at any meeting of shareholders where nominees are subject to an uncontested election (the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, shall submit to the Corporate Secretary of the Company a letter offering his or her resignation, subject to the Board of Directors’ acceptance. The Governance and Nominating Committee will consider the offer of resignation and will recommend to the Board the action to be taken. The Board of Directors will act promptly with respect to each such letter of resignation and will promptly notify the director concerned of its decision. The Board of Directors’ decision will be disclosed publicly.

The other matters submitted for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent your brokerage firm votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum.

Other Business

If any matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation (i) matters about which the proponent failed to notify us on or before February 18, 2010, (ii) shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the SEC, and (iii) matters incidental to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.

Proposals of Shareholders

If a shareholder would like us to consider including a proposal in our Proxy Statement and form of proxy for our Annual Meeting in 2011, the Company’s Corporate Secretary must receive it no later than December 7, 2010. Proposals must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.

Our Amended and Restated Bylaws provide that in order for a shareholder to bring business before our Annual Meeting in 2011 (other than a proposal submitted for inclusion in the Company’s proxy materials), the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 17, 2011, and no earlier than January 18, 2011 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2010 Annual Meeting). The notice must contain information required by our Bylaws, including a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, the name and address of the shareholder proposing the business, the number of shares of the Company’s stock beneficially owned by the shareholder, any material interest of the shareholder in the business proposed, any interests held by the shareholder in derivative securities of the Company or arrangements with persons holding derivative securities of the Company, and other information required to be provided by the shareholder pursuant to the proxy rules of the SEC. If a shareholder fails to submit the notice by February 17, 2011, then the proposed business would not be considered at our Annual Meeting in 2011 due to the shareholder’s failure to comply with our Bylaws. Additionally, in accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2011 as to which the proponent fails to notify us on or before February 17, 2011. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained by writing to our Corporate Secretary at that address or at www.gapinc.com (follow the Investors, Governance links).

PROPOSALS REQUIRING YOUR APPROVAL

PROPOSAL NO. 1 — Election of Directors

NOMINEES FOR ELECTION AS DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Governance and Nominating Committee of the Board of Directors has nominated the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the Board of Directors may reduce the number of directors fixed by our Bylaws, or the proxies may be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of the nominee. Set forth below is certain information concerning the nominees, including age, experience, qualifications and principal occupation during at least the last five years, based on data furnished by each nominee.

[ ] = Committee Chair [ ]= Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

Adrian D. P. Bellamy, age 68.

Director since 1995.

Chairman of Reckitt Benckiser plc and Director of Williams-Sonoma, Inc. (To be appointed Non-Executive Chairman of Williams-Sonoma, Inc. in May 2010.) Non-executive Chairman of the Body Shop International plc, 2006-March 2008. Executive Chairman of The Body Shop International plc, 2002-2006. Former director of Gucci Group NV, a luxury multi-brand company, 1995-2004, and The Robert Mondavi Corporation, 2002-2005.

As the former chief executive officer of two retail companies, including DFS Group Limited, a private retailing company, and a director on the board of a total of six public companies, two of which he served as chairman and three of which he currently serves as a director, Mr. Bellamy has extensive global experience regarding all aspects of the operations of large public companies, including companies in the retail industry.

[ ] = Committee Chair [ ]= Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

Domenico De Sole, age 66.

Director since 2004.

Chairman of Tom Ford International, a luxury retailer, since 2005. President and Chief Executive Officer of Gucci Group NV, 1995-2004. Director of Newell Rubbermaid Inc. Former director of The Proctor & Gamble Company, 2001-2005, Delta Air Lines, Inc., 2005-2007, and Telecom Italia, 2004-2008.

As the former chief executive officer of a retailer and the current chairman of a retailer, Mr. De Sole has many years of global experience as a senior executive in the retail industry. In addition, as a former director of The Proctor & Gamble Company, he has insight into the global consumer goods market.

Robert J. Fisher, age 55.

Director since 1990.

Managing Director, Pisces, Inc., an investment group, since March 2010. Interim President and Chief Executive Officer of Gap Inc., January 2007-August 2007. Non-executive Chairman of Gap Inc., 2004-August 2007. Executive of Gap Inc., 1992-1999. Various positions with Gap Inc., 1980-1992. Former director of Sun Microsystems, Inc., 1995-2006.

Mr. Fisher has extensive retail experience, including experience specific to Gap Inc. as a result of his many years serving in a variety of high-level Gap Inc. positions, including Chief Operating Officer, President of Gap Division, Chairman of the Board, and interim President and Chief Executive Officer.

William S. Fisher, age 53.

Director since 2009.

Founder and Chief Executive Officer of Manzanita Capital Limited, a private equity fund, since 2001. Various positions with Gap Inc., 1986-1998.

Mr. Fisher brings extensive global retail experience to the Board as a result of his years serving in a variety of high-level Gap Inc. positions, including President of the International Division, as well as his service on the boards of a number of private retail companies, including Space NK and Diptyque.

[ ] = Committee Chair [ ]= Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

Bob L. Martin, age 61.

Director since 2002.

Lead Independent Director since 2003. Chief Executive Officer (part-time) of Mcon Management Services, Ltd., a consulting company, since 2002. Independent Consultant, 1999-2002. President and Chief Executive Officer of Wal-Mart International, a division of Wal-Mart Stores, Inc., 1984-1999. Director of Conn’s Inc. and Furniture Brands International, Inc. Former director of Edgewater Technology, Inc., 1999-2005, Dillards, Inc., 2003-2004, Guitar Center, 2004-2007, and Sabre Holdings Corporation, 1997-2007.

Mr. Martin has over 35 years of work experience in the retail industry. As the former chief executive officer of Wal-Mart International, a division of Wal-Mart Stores, Inc., during which he ran operations in 12 countries across 4 continents, Mr. Martin acquired extensive global governance experience. As the former executive vice president and chief information officer for Wal-Mart Stores, Inc., Mr. Martin has extensive insight into the area of IT capabilities and strategies for a retail company.

Jorge P. Montoya, age 63.

Director since 2004.

President, Global Snacks & Beverages, and President, Latin America, of The Procter & Gamble Company, a consumer products company, 1999-2004. Director of The Kroger Co. Former director of Rohm & Haas Company, 1996-2007.

Mr. Montoya spent over 30 years working for The Procter & Gamble Company, during which time he acquired extensive experience in management, international growth, consumer products, and marketing.

Glenn K. Murphy, age 48.

Director since 2007.

Chairman and Chief Executive Officer of Gap Inc. since August 2007. Chairman and Chief Executive Officer of Shoppers Drug Mart, a drugstore chain, 2001-2007.

As a result of his service as Gap Inc.’s Chairman and Chief Executive Officer, as well as his service in senior (including chief executive officer) positions at other large retail companies, Mr. Murphy has extensive management and leadership experience and a deep knowledge of the complex financial and operational issues that retail companies face.

[ ] = Committee Chair [ ]= Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

James M. Schneider, age 57.

Director since 2003.

Executive Chairman of Horizon Bank, SSB, a privately held bank, since February 2007. Senior Vice President and Chief Financial Officer of Dell Inc., an information technology company, 2000-2007. Director of General Communication, Inc. and Lockheed Martin Corporation.

As the former chief financial officer at public companies and a former audit partner at one of the Big Four accounting firms, Mr. Schneider brings significant public company accounting, disclosure, financial system management, and risk assessment experience to Gap Inc.’s Board. In addition, during his time as a senior executive at Dell Inc., including his time serving as interim Chief Information Officer, he acquired insight into the unique IT-related challenges that public companies face.

Mayo A. Shattuck III, age 55.

Director since 2002.

Chairman of Constellation Energy Group, an energy company, since 2002. President and Chief Executive Officer of Constellation Energy Group since 2001. Director of Capital One Financial Corporation.

Mr. Shattuck’s experience on the board of directors of two other public companies, along with his experience as the former chief executive officer of an investment bank and as the current chief executive officer of Constellation Energy Group, provides him with extensive knowledge of a number of important areas, including leadership, finance, risk assessment, compliance and governance.

Kneeland C. Youngblood, age 54.

Director since 2006.

Founding partner of Pharos Capital Group, LLC, a private equity firm, since 1998. Director of Burger King Holdings, Inc. and Starwood Hotels & Resorts Worldwide, Inc.

Mr. Youngblood’s experience on the boards of two other consumer-facing public companies and several private companies, along with his experience working with a number of companies as the founding partner of a private equity firm, gives him a wide range of experience in a number of industries.

Robert J. Fisher and William S. Fisher are brothers. Information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of the various Board committees, and the procedures for reporting concerns to the Board. Our Corporate Governance Guidelines are available at www.gapinc.com (follow the Investors, Governance, Guidelines links).

Code of Business Conduct

Our Code of Business Conduct is designed to promote a responsible and ethical work environment for all Gap Inc. employees and directors. The Code contains guidelines on conflicts of interest, legal compliance, Company information and assets, and political contributions and activities. Our Code of Business Conduct is available at www.gapinc.com (follow the Investors, Corporate Compliance, Code of Business Conduct links).

Director Independence

The Board of Directors has determined that the following directors are independent under the New York Stock Exchange (“NYSE”) rules and have no direct or indirect material relationships with the Company:

Adrian D. P. Bellamy	William S. Fisher	James M. Schneider
Domenico De Sole	Bob L. Martin	Mayo A. Shattuck III
Robert J. Fisher	Jorge P. Montoya	Kneeland C. Youngblood

In particular, the Board has determined that none of these directors have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. In making this determination with respect to Robert and William Fisher, the Board considered the following factors: (i) their prior service as officers of the Company; (ii) they are sons of the Company’s founders, Doris Fisher and Donald Fisher; (iii) Donald Fisher’s position as an executive officer of the Company prior to his passing in September 2009; (iv) the overall share ownership position of the Fisher family; (v) the lease agreements with Doris Fisher for the display of her personal art collection (further described on page 56); and (vi) the share repurchase agreements with members of the Fisher family (further described on page 56). After consideration of these factors, the Board concluded that there is no material relationship between the Company and Robert and William Fisher that would impact their independence under NYSE rules.

Board Leadership Structure

Our Company is led by Glenn Murphy, who has served as our Chairman and Chief Executive Officer (“CEO”) since August 2007. We believe that having Mr. Murphy act in both these roles is most appropriate for the Company at this time because it provides the Company with consistent and efficient leadership, both with respect to the Company’s operations and the leadership of the Board. In particular, having Mr. Murphy act in both these roles increases the timeliness and effectiveness of the Board’s deliberations, increases the Board’s visibility into the day-to-day operations of the Company, and ensures the consistent implementation of the Company’s strategies.

We also believe in the importance of independent oversight. We ensure that this oversight is truly independent and effective through a variety of means, including:

•	Our Corporate Governance Guidelines provide that at least two-thirds of our directors should be independent. Currently, all of our directors other than Mr. Murphy are independent.

•

One of our independent directors acts as our Lead Independent Director. The Lead Independent Director leads each independent director session of the Board. He or she also serves as a liaison between the Chairman and the independent directors, approves certain information sent to the Board, and provides input to and approves meeting schedules and agendas. The Lead Independent Director is appointed by the independent directors annually. Bob L. Martin currently serves as our Lead Independent Director.

•	At each regularly scheduled Board meeting, all independent directors typically are scheduled to meet in an executive session without the presence of any management directors.

•

The charters for each of our standing committees of the Board (Audit and Finance, Compensation and Management Development, and Governance and Nominating) require that all of the members of those committees be independent.

We believe that the combined role of Chairman and CEO, together with the significant responsibilities of our Lead Independent Director and other independent directors described above, provides an appropriate balance between leadership and independent oversight.

Board Oversight of Risk

The Board has an active role in overseeing the management of the Company’s risks. Annually, the Company’s Internal Audit department performs a comprehensive enterprise risk assessment encompassing a number of significant areas of risk, including strategic, operational, compliance, financial, and reputational risks. The assessment process is designed to gather data regarding the most important risks that could impact the Company’s ability to achieve its objectives and execute its strategies. Primary assessment methods include interviews with key executives and Board members, review of critical Company strategies and initiatives, and monitoring of emerging industry trends and issues. The assessment is reviewed by the Company’s CEO, Chief Financial Officer (“CFO”), and General Counsel and presented to the Board to facilitate discussion of high risk areas. It provides the foundation for the annual Internal Audit plan, management’s monitoring and risk mitigation efforts, and ongoing Board oversight. In addition, on a regular basis, management communicates with the Board, both formally and informally, about key initiatives, strategies and industry developments, in part to assess and manage the potential risks.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit and Finance Committee focuses on financial and compliance risks, and the Compensation and Management Development Committee sets employee incentives with the goal of encouraging an appropriate level of risk-taking, consistent with the Company’s business strategies.

Board Meetings

The Board met seven times during fiscal 2009. The Board of Directors has three standing committees: the Governance and Nominating Committee; the Audit and Finance Committee; and the Compensation and Management Development Committee, each described below. Each director nominee attended at least 75% of the meetings of the Board and committees on which he served. In addition, individual Board members often work together and with management outside formal meetings.

The independent directors are typically scheduled to meet without the presence of management during each regularly scheduled Board meeting. Our Lead Independent Director, Mr. Martin, is responsible for organizing, managing and presiding over the independent director sessions of the Board, and reporting on outcomes of the sessions to the Chairman and CEO, as appropriate.

Governance and Nominating Committee

The Board’s Governance and Nominating Committee is composed solely of independent directors, as defined under NYSE rules. The Committee met five times in fiscal 2009.

The members of the Governance and Nominating Committee are: Adrian D. P. Bellamy, Bob L. Martin (chair), and Mayo A. Shattuck III. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s corporate governance matters, including the development of corporate governance guidelines, periodic evaluation of the Board, its committees and individual directors, identification and selection of director nominees, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board Committees links).

Nomination of Directors

The Governance and Nominating Committee has the responsibility to identify, evaluate, and recommend qualified candidates to the Board. The Chairman and CEO, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management interview each candidate as requested by the Chairman and CEO or chair of the Committee.

The Committee engages third-party independent consultants to identify potential director nominees based on identified criteria and a needs assessment. These consultants have also assisted the Committee in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Committee.

The Committee will also consider director nominees recommended by shareholders. Our Amended and Restated Bylaws provide that in order for a shareholder to propose director nominations at the meeting of shareholders in 2011, the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 17, 2011, and no earlier than January 18, 2011 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2010 Annual Meeting). The notice must contain information required by our Bylaws about the identity and background of each nominee and the shareholder making the nomination, including interests in derivative securities or arrangements with persons holding derivative securities, relationships or arrangements between the nominee and the shareholder making the nomination, and information that would enable the Board to determine a nominee’s eligibility to serve as an independent director. The notice also must contain other information that must be disclosed in proxy solicitations for election of directors under the proxy rules of the SEC (including information regarding the director nominee’s experience, qualifications, attributes and/or skills), the nominee’s consent to the nomination and to serve if elected, and certain other information required by our Bylaws. If a shareholder fails to submit the notice by February 17, 2011, then the nominee(s) of the shareholder will not be considered at our Annual Meeting in 2011 in accordance with our Bylaws. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained at www.gapinc.com (follow the Investors, Governance links) or to any shareholder on request by writing to our Corporate Secretary at the above address.

Qualifications and Diversity of Board Members

All director nominees must possess certain core competencies, some of which may include experience in retail, consumer products, international business/markets, real estate, store operations, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a CEO or CFO. In addition to having one or more of these core competencies, Board member nominees are identified and considered on the basis of knowledge, experience, integrity, leadership, reputation, and ability to understand the Company’s business. The Board believes that this diversity, including differences in backgrounds, qualifications, experiences, and personal characteristics, is important to the effectiveness of the Board’s oversight of the company. All director nominees are pre-screened to ensure that each candidate has qualifications that complement the overall core competencies of the Board. The screening process also includes conducting a background evaluation and an independence determination.

Evaluation of Directors

The Governance and Nominating Committee is also responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of diverse experiences and backgrounds, and are effective and productive. As part of the process, each member completes a questionnaire that includes Board, committee and individual assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received. The Committee discusses opportunities and agrees upon plans for improvement as appropriate and reports the results annually to the Board. A director will not be nominated for reelection unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the Board.

Audit and Finance Committee

The Board’s Audit and Finance Committee is composed solely of independent directors, as defined under SEC and NYSE rules. The Committee met nine times in fiscal 2009.

The members of the Audit and Finance Committee are Jorge Montoya, James M. Schneider, Mayo A. Shattuck III (chair), and Kneeland C. Youngblood. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications, independence and performance, the performance of the Internal Audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board Committees links).

Audit Committee Financial Experts

Our Board of Directors has determined that the Audit and Finance Committee has two members who are “audit committee financial experts” as determined under Regulation S-K Item 407(d)(5) of the Securities Exchange Act of 1934: Messrs. Shattuck and Schneider, both of whom are “independent” directors as determined under applicable New York Stock Exchange listing standards.

Compensation and Management Development Committee

The Board’s Compensation and Management Development Committee is composed solely of independent directors, as defined under SEC and NYSE rules. The Committee met seven times in fiscal 2009.

The members of the Compensation and Management Development Committee are Adrian D. P. Bellamy (chair), Domenico De Sole, and Bob L. Martin. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board Committees links).

The Committee approves all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. Our CEO evaluates each executive officer and discusses with the Committee his assessment and recommendations for compensation. The CEO is not present during the Committee’s deliberations about his own compensation. The Committee also oversees senior management development, retention, and succession plans. The Committee has delegated authority, within defined parameters, to the CEO or Committee Chair to approve grants of stock units to employees below the Vice President level (see the “Grant Practices” section on page 36 for more details).

The Committee has engaged Frederic W. Cook & Co. as its independent executive compensation consultant. The consultant is consulted by the Committee from time to time on the compensation program structure and specific individual compensation arrangements (see the “Role of the CEO and Compensation Consultant” section on page 30 for more details).

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, Howard Behar (who did not stand for reelection in 2009), along with Messrs. Bellamy, De Sole, Martin, and Montoya served on the Compensation and Management Development Committee of the Board of Directors. During fiscal 2009, none of our executive officers served on the board of directors of any company where one of that company’s executive officers served as one of our board members.

Attendance of Directors at Annual Meetings of Shareholders

Our policy regarding attendance by directors at our Annual Meeting of Shareholders states that our Chairman, Lead Independent Director, and committee chairs should attend and be available to answer questions at our Annual Meeting, if reasonably practicable. Our policy also encourages all other directors to attend. All ten of our current director nominees attended our 2009 Annual Meeting.

Communication with Directors

Interested parties can send direct communications to our Board of Directors (through our Chairman, Lead Independent Director, and Corporate Secretary) by email to: board@gap.com.

Stock Ownership Guidelines for Directors

We have adopted minimum stock ownership guidelines for our Directors. Each non-management director should, within three years of joining the Board of Directors, hold stock of the Company worth at least three times the annual base retainer then in effect. Management directors are required to own stock of the Company in accordance with our stock ownership requirements for executives, described on page 38. Our insider trading policy prohibits speculation in Gap Inc. stock, including prohibiting short sales, and prohibits directors from entering into transactions intended to hedge their ownership interest in the Company’s stock.

Additional Corporate Governance Information

If you would like further information regarding our corporate governance practices, please visit the governance and compliance sections of www.gapinc.com (follow the Investors link). Those sections include:

•	Our Corporate Governance Guidelines (available in print on request to our Corporate Secretary);

•	Our Code of Business Conduct (available in print on request to our Corporate Secretary);

•	Our Committee Charters;

•	Our Certificate of Incorporation;

•	Our Bylaws;

•	A method for interested parties to send direct communications to our Board of Directors (through our Chairman, Lead Independent Director, and Corporate Secretary) by email to board@gap.com; and

•

Methods for employees and others to report suspected violations of our Code of Business Conduct or accounting, internal accounting controls, or auditing concerns to our Global Integrity and Compliance department by confidential email to global_integrity@gap.com or through our Code Hotline (866) GAP-CODE. Callers from outside North America must dial their country’s AT&T Direct Access Code, then our Code Hotline. Code Hotline calls are answered by a live operator from an outside company, and are free, confidential and may be made anonymously. Accounting, auditing, and other significant concerns are referred by the Global Integrity & Compliance department to the Audit and Finance Committee.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

The table below shows the annual retainer, attendance fees, and committee chair retainer we paid to our non-employee directors in fiscal 2009:

Fiscal Year 2009 Director Compensation
Annual Retainer	$59,500
Additional Annual Retainer for Committee Chairs
Audit and Finance Committee	20,000
Compensation and Management Development Committee	20,000
Governance and Nominating Committee	10,000
Additional Annual Retainer for Lead Independent Director	20,000
Fee per Board Meeting (1)	—
Fee per regularly scheduled Committee Meeting	1,500

Footnotes
(1)

Non-employee directors who reside primarily outside of North America receive a fee of $2,000 for attendance at each Board and/or committee meeting requiring travel to the United States, in addition to the committee meeting fee.

Employee directors are not eligible for the annual retainer or attendance fees, and are not eligible to serve on committees or as committee chairs.

For 2009, the Board voluntarily decided to reduce its annual retainer by 15%, to $59,500. For 2010, the Board’s annual retainer reverted back to $70,000.

Equity Compensation

Non-employee directors receive the following under our 2006 Long-Term Incentive Plan:

•	Beginning in 2010, each new non-employee director will automatically receive stock units with an initial value of $125,000 based on the then-current fair market value of the Company’s common stock.

•

Each continuing non-employee director will automatically receive, on an annual basis, stock units with an initial value of $125,000 at the then-current fair market value of the Company’s common stock; provided that the value of the first annual stock unit grant for newly-appointed non-employee directors (i.e., non-employee directors who were appointed after the Company’s last annual shareholders meeting) is prorated based on the number of days that the director has served between his or her appointment and the date of the first annual stock unit grant.

•

For 2009, the Board voluntarily decided to reduce the initial value of the annual stock unit grants, as well as the initial value of any stock unit grants for new directors, described above, from the previous level of $100,000 to $85,000.

The annual stock units granted to continuing non-employee directors following the Company’s annual shareholders meeting, as well as the initial grant made to any non-employee director who is first elected to the Board at the Company’s annual shareholders meeting, are granted on June 30 of each year; provided, however, that if the Company’s annual shareholders meeting takes place after June 30, then the related stock unit grants will be granted on the first business day following that meeting. All initial stock units to new non-employee directors who are appointed other than at the annual shareholders meeting are granted on the date of appointment. The number of stock units are rounded down to the nearest whole share. These stock units are fully-vested but are subject to a three-year deferral period. During the deferral period, the stock units earn dividend equivalents which are reinvested in additional units annually. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to each non-employee director unless a further deferral election has been made; provided, however, that shares and accumulated dividend equivalents will be issued immediately upon the resignation or retirement of a non-employee director.

Expense Reimbursement and Other Benefits

We also pay for or reimburse directors for approved educational seminars and for travel expenses related to attending Board, committee, and approved Company business meetings. Additionally, we provide non-employee directors access to office space and administrative support for Company business from time to time.

Directors and their spouses are eligible to receive discounts on our merchandise in accordance with the Gap Inc. corporate employee merchandise discount policy.

In January 2006, we established The Gap, Inc. Deferred Compensation Plan (“DCP”) whereby highly compensated employees, including executive officers, and non-employee directors may elect to defer receipt of certain eligible income. The DCP allows eligible employees to defer a percentage of their salary and bonus on a pre-tax basis, and allows non-employee directors to defer their retainers and meeting fees. The deferred amounts are indexed to the participant’s choice of approved investment funds. Non-employee director deferrals are not matched and above-market or preferential interest rate options are not available on deferred compensation.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan that provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. In fiscal 1996, the Board of Directors terminated this plan for future directors. Mr. Bellamy is the only current director who may be eligible for plan benefits, assuming he meets the requirements of the plan, including remaining on the Board until age 72. In that event, he would receive an annual benefit payment equal to $27,000. The duration of these annual payments would equal the number of years that he served on the Board. If Mr. Bellamy dies before the maximum payment period expires, payments would continue for the life of his surviving spouse, or until the end of the maximum payment period, whichever is sooner.

Directors are eligible to participate in our Gift Match Program available to all employees, under which we match contributions to eligible nonprofit organizations, up to certain annual limits. In fiscal 2009, Mr. Murphy, our Chairman and CEO, had an annual matching limit of $100,000, and Mr. Donald G. Fisher and Mrs. Doris F. Fisher, as founders of the Company, had annual matching limits of $25,000. The annual limit for non-employee directors was $15,000 under the Gift Match Program. Mr. Murphy, as an employee, is also eligible to participate in our Board Service Program that matches nonprofit board service by Senior Director or above level employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000.

Director Compensation Summary

The following table sets forth certain information regarding the compensation of our directors in fiscal 2009, which ended January 30, 2010.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Howard P. Behar	$30,462	$0	$0	$0	$0	$5,710	$36,172
Adrian D.P. Bellamy	91,000	84,985	0	0	7,910	20,710	204,605
Domenico De Sole	67,000	84,985	0	0	0	15,710	167,695
Doris F. Fisher	18,308	0	0	0	0	26,889	45,197
Robert J. Fisher	59,500	84,985	0	0	0	20,710	165,195
William S. Fisher	14,875	84,979	0	0	0	0	99,854
Penelope L. Hughes	24,808	0	0	0	0	5,710	30,518
Bob L. Martin	106,000	84,985	0	0	0	15,710	206,695
Jorge P. Montoya	88,000	84,985	0	0	0	5,710	178,695
James M. Schneider	71,500	84,985	0	0	0	20,710	177,195
Mayo A. Shattuck III	97,500	84,985	0	0	0	20,710	203,195
Kneeland C. Youngblood	76,000	84,985	0	0	0	20,673	181,658

Footnotes
(1)	Mr. Behar, Mrs. Fisher, and Ms. Hughes did not stand for reelection at our 2009 Annual Meeting of Shareholders, and ceased service as directors on May 19, 2009.

Donald G. Fisher was compensated in fiscal 2009 as an employee and not as a director. However, his total compensation was not high enough to make him a named executive officer. During fiscal 2009, he did not receive additional compensation for his Board service. Mr. Fisher was paid $116,597 in salary in fiscal 2009, and he was not eligible for a bonus or stock compensation. All other compensation for Mr. Fisher, consisting of Company paid premiums for disability and life insurance, Company matching contributions under the Company’s 401(k) Plan and Company matching contributions under the Company’s Gift Match Program, totaled $14,664. Mr. Fisher passed away on September 27, 2009.

Glenn K. Murphy was compensated as our CEO and received no additional compensation as our Chairman or as a director. Mr. Murphy’s compensation for his services as CEO is reported in the Summary Compensation Table and related executive compensation tables, beginning on page 42.

Footnotes (continued)
(2)	This column reflects the aggregate grant date fair value for awards of stock during fiscal 2009, computed in accordance with FASB ASC 718. All stock awards reported in this column were granted in fiscal 2009. The following directors had outstanding stock awards as of fiscal 2009 year-end: Mr. Bellamy (22,312), Mr. De Sole (16,503), Mr. Robert Fisher (22,312), Mr. William Fisher (3,809), Mr. Martin (16,503), Mr. Montoya (16,503), Mr. Schneider (16,503), Mr. Shattuck (16,503), and Mr. Youngblood (16,503). For the period during which the payment of these units is deferred (see page 14), they will earn dividend equivalents which are reinvested in additional units annually. Please refer to Note 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2010 for the relevant assumptions used to determine the valuation of our stock and option awards.

(3)	No stock options were granted to our directors in fiscal 2009. The following directors had outstanding option awards as of fiscal 2009 year-end: Mr. Bellamy (50,318), Mr. De Sole (22,500), Mr. Robert Fisher (40,916), Mr. Martin (15,000), Mr. Montoya (26,565), Mr. Schneider (32,651), and Mr. Shattuck (38,410). Please refer to Note 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2010 for the relevant assumptions used to determine the valuation of our stock and option awards.

(4)	The amount in this column for Mr. Bellamy represents the estimated change in present value of his accumulated benefit under the Company’s Non-Employee Director Retirement Plan, described on page 15.

(5)

This column represents (a) any Company matching contributions under the Company’s Gift Match Program (see “Expense Reimbursement and Other Benefits,” on page 15), and (b) the value, as of the date of grant, of the dividend equivalents that were reinvested during fiscal 2009 with respect to the stock units held by non-employee directors (see “Equity Compensation,” on page 14).

PROPOSAL NO. 2 — Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011. If shareholders fail to ratify the selection of Deloitte & Touche LLP, the Audit and Finance Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit and Finance Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without shareholder approval if the Audit and Finance Committee believes that such a change would be in the best interest of us and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP are expected to be present, available to make statements, and available to respond to appropriate shareholder questions at the Annual Meeting.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended January 30, 2010 and January 31, 2009 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”).

Fiscal Year 2009 and 2008 Accounting Fees
Fees (see notes below)	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$4,216,000	$4,766,000
Audit-Related Fees	169,000	166,000
Tax Fees	123,000	21,000
All Other Fees	4,000	2,000
Total	$4,512,000	$4,955,000

“Audit Fees” consists of fees for professional services rendered in connection with the audit of our consolidated annual financial statements, the review of our interim condensed consolidated financial statements included in quarterly reports, and the audits in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consists primarily of fees for professional services rendered in connection with the audit of our employee benefit plans, audit procedures required by store leases, and consents for registration statements.

“Tax Fees” consists of fees billed for professional services rendered for tax compliance and tax advice. These services include assistance regarding federal, state and international tax compliance, and competent authority proceedings.

“All Other Fees” consists of fees for products and services other than the services reported above. In fiscal 2009 and fiscal 2008, this category included licensing fees related to accounting research software.

The Audit and Finance Committee has a policy to monitor and limit, as appropriate, non-audit related services performed by our independent registered public accounting firm. The policy requires pre-approval by the Audit and Finance Committee of all services performed by our independent registered public accounting firm.

Report of the Audit and Finance Committee

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, the performance of the Internal Audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee operates under a written charter (available at www.gapinc.com, follow the Investors, Governance, Board Committees links) adopted by the Board of Directors. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards and Securities and Exchange Commission rules.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 30, 2010 with the Company’s management. In addition, the Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements.

The Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and the Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010 for filing with the Securities and Exchange Commission.

Mayo A. Shattuck III (Chair)

Jorge P. Montoya

James M. Schneider

Kneeland C. Youngblood

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL NO. 3 — Approval of the Amendment and Restatement of The Gap, Inc. Executive Management Incentive Compensation Award Plan

We are requesting that shareholders approve the Executive Management Incentive Compensation Award Plan, as amended and restated February 18, 2010 (the “Executive MICAP”), with respect to covered employees (defined below). Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) requires that the shareholders approve the material terms of the Executive MICAP at least every five years. The Executive MICAP was most recently approved by the Company’s shareholders at the 2005 Annual Meeting of Shareholders. Therefore, the Company is asking shareholders to approve the Executive MICAP in order to satisfy Section 162(m).

The amendment and restatement of the Executive MICAP was adopted by the Board of Directors on February 18, 2010, subject to shareholder approval with respect to current and future covered employees (“covered employees”) under Section 162(m). The material terms of the Executive MICAP, as they have been amended since the 2005 Annual Meeting of Shareholders, are summarized below.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE GAP, INC. EXECUTIVE MICAP WITH RESPECT TO COVERED EMPLOYEES.

Purpose of the Request for Approval

The Board of Directors believes that a well designed incentive compensation plan for the Company’s executive officers is a significant factor in improving operating and financial performance of the Company, thereby enhancing shareholder value. Important elements of such a plan include:

•	pre-established goals and objectives for each performance period;

•	objective, measurable factors bearing on financial results and other metrics as the basis for any payments made under the plan; and

•	administrative oversight of the plan by the Compensation and Management Development Committee (the “Committee”).

The Board of Directors also believes that all amounts paid pursuant to such a plan generally should be deductible as a business expense of the Company. Section 162(m) limits the deductibility of bonuses paid to a company’s principal executive officer and its next three most highly compensated officers (other than its principal financial officer), unless the plan under which they are paid meets specified criteria, including shareholder approval.

Briefly, Section 162(m) requires the following to ensure that bonuses paid to covered employees under the Executive MICAP are fully deductible:

•	bonuses to be paid pursuant to an objective formula;

•	certification by the Committee that the performance goals in the formula have been satisfied; and

•

that the shareholders of the Company have approved the material terms of the Executive MICAP which include: (i) the eligible participants; (ii) the individual bonus limit; and (iii) the business criteria on which performance goals are based.

The Board of Directors believes the adoption of the Executive MICAP to be in the best interest of shareholders and recommends approval with respect to covered employees. If the Executive MICAP is not approved by the Company’s shareholders, bonuses will not be paid to covered employees under the Executive MICAP.

Material Features of the Executive MICAP

The following is a summary of the material features of the Executive MICAP. This summary does not purport to be a complete description of all of the provisions of the Executive MICAP and is qualified in its entirety by reference to the Executive MICAP, a copy of which is attached as Appendix A to this Proxy Statement and incorporated herein by reference.

Purpose

The purpose of the Executive MICAP is to reward and recognize eligible employees for their contributions towards the achievement by the Company of certain objective performance goals related to the financial and operational performance of the Company.

It is the intention of the Company and the Committee to administer the Executive MICAP in compliance with Section 162(m) with respect to covered employees. With respect to all other participants, the Executive MICAP may be operated without regard to the constraints of Section 162(m). However, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, the Company cannot guarantee that awards made under the Executive MICAP to covered employees will qualify for exemption from the Section 162(m) deduction limitation. In addition, there may be circumstances under which the Company does not make awards that comply with Section 162(m).

Participants

Individuals eligible for Executive MICAP awards are officers of the Company (as determined by the Committee), which include the covered employees. For fiscal 2010, there are currently 14 participants in the Executive MICAP. Participants in future years will be at the discretion of the Committee, but it is currently expected that a comparable number of officers will participate each year.

Administration

The Executive MICAP is administered by the Committee, which has the authority to interpret the Executive MICAP, including all decisions on eligibility to participate, the establishment of performance goals, the amount of awards payable under the Executive MICAP, and the payment of awards. The members of the Committee must qualify as “outside directors” under Code Section 162(m). The Committee may delegate, in whole or in part, its administrative authority with respect to Executive MICAP awards to participants other than covered employees.

Performance Goals

Awards under the Executive MICAP to each participant will be based on an individual incentive target for the performance period established by the Committee and the satisfaction of the applicable performance goal(s) determined by the Committee for such performance period. Under the Executive MICAP, a performance goal is an objective formula or standard. The formula or standard is based on one or more of the following objectively defined and non-discretionary business criteria and any objectively verifiable and non-discretionary adjustment(s) thereto permitted and pre-established by the Committee in accordance with Section 162(m): (a) comparable store sales growth; (b) earnings; (c) earnings per share; (d) return on equity; (e) return on net assets; (f) return on invested capital; (g) gross sales; (h) net sales; (i) net earnings; (j) free cash flow; (k) total shareholder return; (l) stock price; (m) gross margin; (n) operating margin; (o) market share; (p) inventory levels or inventory turn; (q) cost reduction or containment; (r) customer satisfaction; (s) employee turnover or satisfaction; (t) sales per square foot or sales per employee; and (u) any combination of the above.

As determined in the discretion of the Committee, the performance goals for any performance period may (a) differ from participant to participant, (b) be based on the performance of the Company as a whole or the performance of a specific participant or a subsidiary, division, department, region, store, function or business unit of the Company, and (c) be measured on an absolute basis or in relation to the Company’s peers or an index. Awards issued to participants who are not subject to the limitations of Section 162(m) may take into account other factors (including subjective factors). A performance period is any period up to 36 months in duration as determined by the Committee.

Amount of Awards and Maximum Awards

The maximum amount of any awards that can be paid under the Executive MICAP to any participant with respect to any 12-month performance period is $10,000,000 (pro-rated for performance periods of less than 12 months or a partial or whole multiple thereof for performance periods of more than 12 months), including the fair market value as of the date of grant of any stock, restricted stock or stock-based or stock denominated units awarded to a participant. For this purpose, the fair market value of stock, restricted stock or other stock-based or stock denominated units with restrictions equals the fair market value of unrestricted stock or stock underlying such units without restrictions.

The Committee, in its sole discretion, may reduce or eliminate the amount of any award otherwise payable to a participant under the Executive MICAP. With respect to participants who are not subject to the limitations of Section 162(m), the Committee, in its sole discretion, may increase the amount of an award otherwise payable under the Executive MICAP.

Payment of Awards

The payment of an award for a given performance period requires the participant to be employed on the date the award is to be paid, subject to exceptions which may be made by the Committee in its sole discretion. Prior to the payment of any award under the Executive MICAP to a covered employee, the Committee must certify in writing that the terms and conditions underlying the payment of such award have been satisfied. Awards under the Executive MICAP may be paid in cash or its equivalent, stock, restricted stock, other stock-based or stock denominated units, or any other form of consideration or any combination of the above, as determined by the Committee in accordance with Section 162(m) and Section 409A of the Internal Revenue Code of 1986, as amended.

Term and Amendment

The amendment and restatement of the Executive MICAP will be effective for performance periods beginning in fiscal 2010. The Executive MICAP does not have a fixed termination date and may be terminated by the Committee at any time, provided that the termination will not affect the payment of any awards accrued under the Executive MICAP prior to the time of termination. The Committee may amend or suspend and, if suspended, reinstate, the Executive MICAP in whole or in part at any time, provided that any amendment of the Executive MICAP will be subject to shareholder approval to the extent required by Section 162(m) or any other applicable laws, regulations or rules.

New Plan Benefits

All awards to participants are based on actual performance during fiscal 2010 (and future fiscal years) and are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the Executive MICAP are not determinable at this time. Cash bonuses paid to our named executive officers for the Company’s fiscal year 2009 are shown in this Proxy Statement in the Summary Compensation Table on page 42 and discussed in more detail in the section entitled Compensation Discussion and Analysis for Named Executive Officers beginning on page 27. In February

2010, the Committee set performance goals for the Company’s 2010 fiscal year for cash awards payable based on the achievement of earnings goals under the Executive MICAP.

The following table sets forth the target awards that would be payable to the persons and groups of persons named in the table, assuming that the applicable performance goals established by the Committee for fiscal 2010 are exactly 100% achieved, the participants’ salaries and target awards are those in effect as of March 22, 2010 and that they remain constant throughout the performance period, the participants are employees at the time of payment, and the Committee chooses not to reduce the award otherwise payable to any participant. There can be no assurance that these assumptions actually will occur and, therefore, there can be no assurance that the target awards shown below will be paid.

Executive MICAP
Name and Principal Position	Cash Award Dollar Value
Glenn Murphy Chairman and Chief Executive Officer	$2,250,000

Sabrina Simmons EVP, Finance and Chief Financial Officer	543,750

Marka Hansen President, Gap	675,000

Arthur Peck President, Gap Inc. Outlet and EVP, Strategy & Operations	562,500

J. Tom Wyatt President, Old Navy	675,000

All executive officers as a group	5,925,000

All directors, excluding executive officers, as a group (1)	—

All employees, excluding executive officers, as a group (2)	2,665,244

Footnotes
(1)	The Company’s non-employee directors are not eligible to participate in the Executive MICAP.

(2)	Represents potential amounts payable under Executive MICAP. Does not include bonus amounts that may be paid under other plans or arrangements to employees who do not participate in the Executive MICAP.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of March 22, 2010, to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee and each executive officer named in the “Summary Compensation Table” of this Proxy Statement, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Awards Vesting Within 60 Days (1)	Total	% of Class (2)
Directors and Named Executive Officers
Adrian D. P. Bellamy	45,822	72,630	118,512	*
Domenico De Sole	6,458	44,812	51,270	*
Robert J. Fisher (3) (6)	109,217,865	63,228	109,281,093	16.4%
William S. Fisher (4) (6)	108,033,603	3,809	108,037,412	16.2%
Marka V. Hansen	94,711	1,279,500	1,374,211	*
Bob L. Martin	35,437	37,312	72,749	*
Jorge P. Montoya	6,502	48,877	55,379	*
Glenn K. Murphy	151,261	1,000,000	1,151,261	*
Arthur Peck	78,048	406,250	484,298	*
James M. Schneider	7,792	54,963	62,755	*
Mayo A. Shattuck III	20,127	60,722	80,849	*
Sabrina L. Simmons	18,865	232,500	251,365	*
J. Tom Wyatt	73,002	312,500	385,502	*
Kneeland C. Youngblood	5,669	22,172	27,841	*
All directors and executive officers, as a group (17 persons) (5)	128,019,628	3,876,109	131,895,737	19.6%
Certain Other Beneficial Holders
Fisher Core Holdings L.P. (6)	81,000,000	0	81,000,000	12.1%
Doris F. Fisher (7)	62,823,676	0	62,823,676	9.4%
John J. Fisher (8) (6)	115,526,386	0	115,526,386	17.3%
Blackrock, Inc. (9)	59,679,424	0	59,679,424	8.9%
Wellington Management Company, LLP (10)	36,137,122	0	36,137,122	5.4%

Footnotes
(1)

Reflects stock options exercisable and stock units vesting within 60 days after March 22, 2010. Also includes the outstanding stock units earned but unpaid to non-employee directors, which are subject to a three-year deferral period but would be issued immediately upon the resignation or retirement of the non-employee director, as described on page 14.

(2)	“*” indicates ownership of less than 1% of the outstanding shares of our common stock.
(3)

Includes 2,634,566 shares held jointly by Robert J. Fisher and his spouse, 17,657,263 shares held by Robert J. Fisher as trustee under certain trusts for which voting and investment power is shared, and 81,000,000 shares held by Fisher Core Holdings L.P., of which Robert J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 6 below and the note regarding various Fisher family holdings immediately following this table. Robert J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 121,249 shares owned separately by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

Footnotes (continued)
(4)	Includes 639,196 shares held jointly by William S. Fisher and his spouse, 18,028,021 shares held by William S. Fisher as trustee under certain trusts including 17,661,007 shares for which voting and investment power is shared, and 81,000,000 shares held by Fisher Core Holdings L.P., of which William S. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 6 below and the note regarding various Fisher family holdings immediately following this table. William S. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 160,053 shares owned separately by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.
(5)	Reflects the information above as well as information regarding our unnamed executive officers; provided, however, that shares reflected more than once in the table above with respect to Robert J. Fisher and William S. Fisher are only reflected once in this line. See the note regarding various Fisher family holdings immediately following this table.
(6)	The address of Fisher Core Holdings L.P. is One Maritime Plaza, Suite 1400, San Francisco, California 94111. As general partners, Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher have shared power (by majority vote) to vote and dispose of or direct the vote and disposition of all of these shares.
(7)	Doris F. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include shares held directly or indirectly by Mrs. Fisher’s three adult sons or their spouses, beneficial ownership of which is disclaimed because Mrs. Fisher does not have voting or dispositive control over such shares.
(8)	Includes 18,104,728 shares held by John J. Fisher as trustee under certain trusts including 17,662,714 shares for which voting and investment power is shared, and 81,000,000 shares held by Fisher Core Holdings L.P., of which John J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 6 above and the note regarding various Fisher family holdings immediately following this table. John J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 39,844 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.
(9)	The Schedule 13G filed with the SEC by Blackrock, Inc. on January 29, 2010 indicates that, as of December 31, 2009, Blackrock, Inc. had sole power to direct the voting of, and the disposition of, 59,679,424 shares. The address of Blackrock, Inc., as reported in its Schedule 13G, is 40 East 52nd Street, New York, New York 10022.
(10)	The Schedule 13G filed with the SEC by Wellington Management Company, LLP on February 12, 2010 indicates that, as of December 31, 2009, Wellington Management Company, LLP had shared power to vote or direct the vote of only 28,648,366 of the shares reflected in the table, and shared power to dispose of or direct the disposition of all of the shares. The address of Wellington Management Company, LLP, as reported in its Schedule 13G, is 75 State Street, Boston, Massachusetts 02109.

Note Regarding Various Fisher Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in the same shares being listed multiple times in the table above. The 81,000,000 shares held by Fisher Core Holdings L.P. (see footnote 6 above) are included three additional times in the above table under the names of Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher (that is, there are only 81,000,000 shares rather than 324,000,000 shares). In addition, the shares described in footnotes (3), (4) and (8) above for which voting and investment power is shared by Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher actually represent an aggregate of 26,490,492 shares, rather than 52,980,984 shares, as a result of that shared voting and investment power. For purposes of the above table, removing the shares counted multiple times (described above) results in an aggregate total ownership of 21.6% of outstanding shares for Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. The aggregate total ownership of Mrs. Doris F. Fisher and Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. is 31.0% of outstanding shares. Mrs. Doris F. Fisher, and Messrs. John J. Fisher, Robert J. Fisher, and William S. Fisher each disclaim beneficial ownership over shares owned by other members of the Fisher family and Fisher Core Holdings L.P., except as specifically disclosed in the footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and holders of more than 10% of the Company’s common stock, to file with the SEC reports about their ownership of the Company’s common stock. Such directors, officers and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. The Company notes that, due to an administrative error, Robert J. Fisher reported a transaction one day late on a Form 4. The transaction involved the issuance to Mr. Fisher, on May 10, 2009, of dividend equivalent rights representing 117 shares of our common stock. The transaction did not result in any liability under Section 16(b) of the Exchange Act. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2009 all other Section 16(a) filing requirements were satisfied on a timely basis.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

For Named Executive Officers (“Executives”)

Summary of Fiscal 2009

The Company successfully navigated significant challenges in fiscal 2009, with many markets around the world experiencing a deep and protracted recession, rising unemployment and large declines in consumer confidence and spending. In this difficult operating environment, the Company increased diluted earnings per share by 18%, generated substantial levels of free cash flow and made significant progress toward meeting our growth initiatives. Entering fiscal 2009, we took several steps to contain compensation-related costs while ensuring continued motivation and retention of key executives given limited visibility to near-term performance potential and significant declines in our stock and the associated value of outstanding long-term incentives. These actions included:

•	For the CEO, a 15% reduction in base salary, based on his request, and no long-term incentive grants in fiscal 2009;

•	No salary increases given to other executives;

•	Eliminated the additional bonus opportunity based on achievement of maximum performance that was in place for executives other than the CEO in fiscal 2008;

•	Measurement of financial performance for annual bonuses and performance stock awards over two six-month periods;

•	Performance targets were established at a level that provided an appropriate incentive in light of the challenging business environment;

•	Increased the value of the annual target performance stock awards and modestly reduced the value of annual stock option grants (for executives other than the CEO); and

•	Certain executives (other than the CEO) received retention grants in March 2009.

Based on our performance in 2009, we made bonus payments and performance stock award grants to executives. These actions are described more fully below. Overall, we believe the executive compensation program met each of our compensation objectives.

Compensation Objectives

Our compensation program is intended to align total compensation for executives with the short and long-term performance of the Company and to enable us to attract and retain executive talent. Specifically, the program is designed to:

•	Support a performance-oriented environment;

•	Motivate and reward achievement of annual and long-term objectives, as well as individual contributions;

•	Attract and retain executive talent;

•	Link executive rewards to shareholder returns; and

•	Encourage executive stock ownership.

Our program rewards executives for achievement of corporate and divisional financial and operating objectives, for their individual contributions to these results, and for optimizing returns to long-term shareholders. The majority of each executive’s total compensation opportunity is weighted toward incentive compensation tied to the financial performance of the Company and the long-term return realized by shareholders. When we do not achieve targeted performance levels and/or our stock does not appreciate, compensation that can be realized by our executives is substantially reduced. When we exceed targeted performance levels and/or our stock price appreciates, compensation that can be realized by our executives is substantially increased. We believe that this is the most effective means of aligning executive incentives with our shareholders’ interests.

Elements of Compensation

The main components of our executive compensation program are:

•	Base salary;

•	Annual cash incentive bonus; and

•	Long-term incentives.

We have chosen these elements because we believe each supports achievement of one or more of our compensation objectives, and that together they have been and will continue to be effective in this regard. We also provide our executives with benefits and limited perquisites.

The use and weight of each compensation element is based on the judgment of the Compensation and Management Development Committee of the Board of Directors (the “Committee”) regarding the importance of each compensation objective in supporting the Company’s business and talent strategies, as well as the structure of these elements for executives at other companies. Base salary, benefits and perquisites represent less than half of each executive’s potential compensation at target performance levels, reflecting the importance of performance-based compensation. We use cash compensation primarily for short-term incentives and rewards, base salaries, matching contributions in our retirement plans, new hire signing bonuses, and severance arrangements.

Compensation Analysis Framework

The Committee reviews executive compensation at least annually. The Committee’s review includes base salary, annual incentives, long-term incentives and the value of benefits and perquisites. Each element is considered individually and in total using “tally sheets” prepared by management, which are intended to summarize all of the elements of total actual and potential compensation and wealth accumulation. The tally sheets present the dollar value of each compensation component, including accumulated vested and unvested long-term incentive gains and potential gains using stock price assumptions, vesting schedules for long-term incentive awards, accumulated deferred compensation and potential severance benefits.

The Committee also uses a summary of compensation data covering other companies to support its analysis. The Committee selected a broad spectrum of retail and consumer products companies for purposes of comparing compensation levels (the “peer group”) because we have both recruited from and lost executive talent to these industries in the past and to ensure appropriate scope and complexity relative to the Company. Because the size of the peer group companies varies considerably, regression analysis is used where necessary to adjust the compensation data for differences in company revenues.

The peer group is generally reviewed by the Committee each year. The peer group used in 2009 was comprised of the following companies and was unchanged from 2008:

Abercrombie & Fitch

American Eagle Outfitters

Ann Taylor Stores

Avon Products

Best Buy

Children’s Place Retail Stores

Coach

Coca-Cola

Colgate-Palmolive

Costco Wholesale

Estee Lauder Companies

Disney

Fortune Brands

General Mills J.C. Penney J. Crew Johnson & Johnson Kellogg Kimberly-Clark Kohl’s Levi Strauss Limited Brands Liz Claiborne Macy’s McDonald’s Nike	Nordstrom PepsiCo Polo Ralph Lauren Procter & Gamble Ross Stores Sears Holdings Staples Starbucks Talbots Target TJX Companies Williams-Sonoma YUM! Brands

The majority of peer group companies provide compensation data through surveys conducted by Towers Watson, an international consulting company. The surveys provide levels of base salary, annual incentives, and long-term incentives in a summarized form, and we believe that this data provides a reasonable indicator of total compensation values for the peer group. This data is supplemented by information obtained through proxy statement disclosures and other public sources. The Committee generally targets compensation within the range of compensation paid by the peer group, but compensation is not set to meet specific benchmarks or percentiles. The Committee uses the survey data as a frame of reference, along with the tally sheet data, when making compensation decisions.

In conducting its analysis and determining compensation, the Committee also considers these factors:

•	Business and talent strategies;

•	The nature of each executive’s role;

•	Individual performance (based on specific financial and operating objectives for each executive, as well as leadership behaviors);

•	Compensation history;

•	Future potential contributions by the executive;

•	Internal comparisons to other executives;

•	Comparisons of the value and nature of each compensation element to each other and in total;

•	Retention risk; and

•	Compensation at former employers, in the case of new hires.

The Committee also considers management’s recommendations and advice from the Committee’s independent compensation consultant. Significant weight is placed on the recommendations of the CEO for compensation other than his own. The Committee also reviews the accounting and tax implications of each compensation element, and shareholder dilution in the case of equity awards. While the factors outlined in this compensation analysis framework are considered during the Committee’s analysis, pay decisions are ultimately based on the judgment of the Committee.

Our performance during fiscal 2009 was above our expectations, particularly in light of the difficult economic climate. In most cases, target levels for our incentive plans were exceeded. In addition, special stock unit grants were made to certain executives to promote retention. As a result, when considering the annualized value of the special stock unit grants as well as long-term incentives granted to our CEO when he joined the Company, actual total compensation in fiscal 2009 was above the median of the peer group survey data. Analysis for each compensation component and the decisions that were made are described below.

Role of the CEO and Compensation Consultant

The CEO evaluates each executive using the factors described under “Compensation Analysis Framework” above and makes recommendations to the Committee about the structure of the compensation program and individual arrangements. The CEO is generally present at Committee meetings when compensation, other than his own, is considered and approved. However, approval rests solely with the Committee.

The Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to provide advice to the Committee periodically on the compensation program structure and individual compensation arrangements. The consultant was selected by the Committee, does not provide any other services to the Company, and receives compensation only for services provided to the Committee. The consultant attends Committee meetings from time to time and also communicates with the Committee Chair outside of meetings as necessary. The consultant reports directly to the Committee, though the consultant meets with management from time to time to gather information on proposals to the Committee.

CEO Compensation

In August 2007, Glenn Murphy joined the Company as the Chairman of the Board, President and CEO. Mr. Murphy’s compensation package is intended to reward him for significant, sustained improvement in the Company’s financial performance and shareholder returns. A significant portion of his compensation requires short and long-term improvement in earnings performance, and long-term appreciation of our stock price. The Committee used the same factors outlined under “Compensation Analysis Framework” above when considering Mr. Murphy’s compensation, and its judgment on the value and type of compensation that was needed to attract him to the Company in light of other available opportunities. The Committee received advice from its independent compensation consultant on the compensation values and structure. The Committee determined that the majority of Mr. Murphy’s potential compensation should (i) be performance-based and earned over a longer time period than that typically used for other executives given the CEO’s leadership role, (ii) provide the potential to earn significant compensation payments based on achievement of financial goals and returns to shareholders, and (iii) ensure improvements are sustained prior to vesting of a significant portion of potential compensation. Each compensation element is described more fully below.

Base Salary

Base salaries are set at a level which the Committee believes will effectively attract and retain top talent, considering the factors described under “Compensation Analysis Framework” above. In addition, the Committee considers the impact of base salary changes on potential annual bonuses and performance-based stock units described in the following sections because these elements are based on a percentage of base salary. Potential deferred compensation accumulation and severance benefits are also impacted when base salaries are changed, but these effects are generally not considered when making base salary decisions. The Committee generally reviews base salaries for executives in the first fiscal quarter, and as needed in connection with promotions or other changes in responsibilities. The table below summarizes base salaries during fiscal 2009, and any changes.

Named Executive	Base Salary on 1/31/2009	Base Salary on 1/30/2010	Comments
Glenn Murphy	$1,500,000	$1,275,000

Mr. Murphy voluntarily reduced his salary from $1,500,000 to $1,275,000 for fiscal 2009 as part of our efforts to reduce costs in light of the difficult business climate. His salary reverted back to $1,500,000 for fiscal 2010.

Sabrina Simmons	675,000	675,000	No base salary increase was considered as part of our efforts to contain costs.
Marka Hansen	900,000	900,000	No base salary increase was considered as part of our efforts to contain costs.
Arthur Peck	750,000	750,000	No base salary increase was considered as part of our efforts to contain costs.
J. Tom Wyatt	900,000	900,000	No base salary increase was considered as part of our efforts to contain costs.

Annual Incentive Bonus

Fiscal 2009 Annual Bonus

The Company established an annual cash incentive bonus program for executives to motivate and reward achievement of financial and individual objectives and to provide a competitive total compensation opportunity in support of our compensation objectives. Mr. Murphy’s annual incentive bonus was based exclusively on earnings performance given his role as CEO and high accountability for operating results, and his target percentage of base salary was higher to ensure competitiveness and to recognize the impact of his role relative to other executives. For executives other than Mr. Murphy, the annual incentive bonus continued to be based on two components:

1.	The earnings performance of the Company or a division of the Company (75% weight, given the importance of accountability for operating results).

2.	Subjective individual objectives (25% weight, to recognize results outside of earnings).

In setting the fiscal 2009 annual bonus structure, the Committee considered the Company’s business priorities and the factors described under “Compensation Analysis Framework” above. The table below describes the target annual bonus and potential payout range for each executive.

Name	Target Percentage of Base Salary	Potential Payout Range as a Percentage of Base Salary
Glenn Murphy	150%	0 –300%
Sabrina Simmons	75%	0 –150%
Marka Hansen	75%	0 –150%
Arthur Peck	75%	0 –150%
J. Tom Wyatt	75%	0 –150%

Financial Performance Component

Bonus payments based on financial performance are generally made under the Executive Management Incentive Compensation Award Plan (“Executive MICAP”). The Committee approves threshold, target and maximum performance goals at the beginning of each performance period. Bonuses are paid under the financial performance component only if threshold goals are exceeded. The Committee may reduce (but not increase) earned bonuses under this component. Actual bonuses are generally paid in March.

Bonuses for financial performance for fiscal 2009 were based on earnings goals. Earnings before interest and tax is used to measure both Company and division performance, in both cases subject to adjustment for certain items such as extraordinary and non-recurring items. The earnings measure was selected for fiscal 2009 because the Committee believed that earnings should continue to be a primary focus of executives and is a good measure of actual operating performance within their control and accountability.

In light of the difficult economic environment and substantial uncertainty around a recovery in consumer spending, the Committee determined that revising the performance measurement period for the financial component of the 2009 annual bonus to two six-month periods was prudent. This allowed for establishment of goals for performance periods over which potential performance could be more accurately projected. The results were weighted 40% for the first half of the year and 60% for the second half of the year due to the seasonality of our business. Bonus payouts under the financial component were made following completion of the full fiscal year, based on results for each six-month performance period.

The table below shows, on an aggregate basis, the first half and second half fiscal 2009 earnings goals expressed as a percentage of fiscal 2008 actual results (as reported) that were established by the Committee. In light of the severe economic downturn and the impact on our potential performance, earnings goals were set at a level that was lower than our fiscal 2008 results in most cases. The Committee decided that ensuring that meaningful incentives were in place was important in order to motivate the best performance possible in an operating environment where our ability to achieve earnings at a level even close to fiscal 2008 performance was questionable. However, the Committee also determined that, in order to achieve the maximum potential bonus, results above fiscal 2008 levels would be required. Also shown are the actual earnings percentages (based on weighted results for first half and second half performance as described above) achieved after adjusting the results to exclude certain non-recurring costs.

Name	Company / Division	Threshold Earnings Goal as a Percentage of Fiscal 2008 Actual Earnings	Target Earnings Goal as a Percentage of Fiscal 2008 Actual Earnings	Maximum Earnings Goal as a Percentage of Fiscal 2008 Actual Earnings	Actual Earnings Percentage Achieved After Adjustments
Glenn Murphy	Gap Inc.	68%	88%	117%	118%
Sabrina Simmons	Gap Inc.	68%	88%	117%	118%
Marka Hansen	Gap North America	65%	80%	116%	74%
Arthur Peck	Outlet	87%	95%	109%	110%
J. Tom Wyatt	Old Navy	87%	108%	125%	150%

Individual Objectives Component

Executives other than the CEO were eligible to receive bonuses based on subjective individual and organizational objectives established at the beginning of the year. The extent to which these objectives were accomplished was assessed qualitatively by the CEO at the end of the fiscal year. Payout amounts were then recommended to the Committee for consideration and approval. The principal objectives consisted of initiatives related to expense management, customer traffic improvement, inventory management, pricing management, talent management and other operational improvement measures. These objectives varied by individual and were not assigned individual weights. Achievement of no objective by itself was material to an executive’s overall compensation.

Actual Bonuses

For fiscal 2009, target earnings goals applicable to each executive were exceeded in most cases and, as a result, payouts under the financial performance component were above target amounts except for Ms. Hansen, whose payout was below the target amount because the target division earnings goal was not achieved. The table below describes for each executive the actual achievement levels for (1) first half financial performance, (2) second half financial performance, (3) full year weighted performance, and (4) the individual component, as well as the actual award earned for fiscal 2009.

Name	1st Half Actual Percentage Achieved Financial Component	2nd Half Actual Percentage Achieved: Financial Component	Weighted Actual Percentage Achieved: Financial Component	Actual Percentage Achieved: Individual Objectives Component	Actual Award
Glenn Murphy	170%	200%	188%	N/A	$3,598,908
Sabrina Simmons	170%	200%	188%	165%	923,191
Marka Hansen	86%	0%	34%	94%	331,452
Arthur Peck	117%	200%	167%	170%	943,490
J. Tom Wyatt	200%	200%	200%	181%	1,318,444

Fiscal 2010 Annual Bonus

The annual incentive bonus program for fiscal 2010 will continue to be based on achievement of earnings goals under the Executive MICAP and, for executives other than Mr. Murphy, individual objectives. The Committee determined that in light of 2009 financial results and some improvement in the economic climate, it was appropriate to return to an annual performance measurement period. Earnings goals for fiscal 2010 require substantial improvement from fiscal 2009 earnings for executives to earn target payouts.

No other significant changes have been made to the program for fiscal 2010.

Special Bonus — CEO

In March 2010, the Committee discussed Mr. Murphy’s performance in 2009, noting that the Company’s financial performance was well above expectations, particularly in light of the severe economic downturn, and that the Company had made significant progress on strategic objectives over the course of the year. The Committee also noted that Mr. Murphy voluntarily reduced his salary for fiscal 2009 given a highly uncertain business environment and that this reduced his potential bonus for the year. Based on these considerations, the Committee awarded Mr. Murphy a special bonus of $635,000 in March 2010 in recognition of his extraordinary performance.

Long-Term Incentives

Stock-based long-term incentives create a direct link between executive compensation and shareholder returns by linking a significant portion of total compensation to the performance of the Company’s stock. Unlike some of the members of our peer group, the Company does not have a defined benefit pension plan, and we rely on long-term incentives to provide a substantial percentage of each executive’s potential retirement savings. Stock-based awards are granted under our 2006 Long-Term Incentive Plan (the “Plan”), which has been approved by our shareholders.

CEO

Our objective for the long-term incentive awards granted to Mr. Murphy when he joined the Company in 2007 was to create a compelling long-term compensation opportunity tied to significant, sustained improvements in the Company’s financial performance and shareholder returns, with a potential value that would attract him to the Company.

In determining the structure and value of these awards at the time he was hired, the Committee considered the factors described under “Compensation Analysis Framework” above, including summaries of potential long-term value accumulation under various stock price and earnings performance scenarios over an eight year period. Based on its analysis, the Committee determined that to best meet the Company’s objectives, grants should be a combination of market and premium priced stock options plus performance shares based on achievement of long-term cumulative net earnings goals, each with long-term vesting schedules. Stock options were chosen based on the reasons described under “Stock Options” below, with half of the stock options granted at $18.91 per share, which represented a 15% premium to the stock price on the grant date, so that Mr. Murphy could recognize no value from this portion of the grants until shareholders had a 15% return. Performance shares were chosen to focus Mr. Murphy directly on sustained improvements in financial performance, and to further link him to shareholder returns and sustaining the value of the Company. Cumulative net earnings was selected as the performance measure for the performance shares, because net earnings is widely followed as a performance indicator by investors, is straightforward and simple, and cumulative performance against this metric is correlated to long-term shareholder returns. In determining the size of the awards, the Committee decided that granting awards of significant size at the beginning of Mr. Murphy’s employment with long-term goals and vesting schedules would create a powerful performance incentive and help ensure sustainability of results. In light of this, no additional awards were made to him in fiscal 2009.

Mr. Murphy’s performance shares are based on the achievement of cumulative reported net earnings goals for fiscal years 2008 through 2011 described below, subject to adjustment for certain extraordinary items and other non-recurring events. Cumulative net earnings through fiscal 2009 prior to any adjustments was $2.069 billion.

Potential CEO Performance Shares

Cumulative net earnings for fiscal 2008 through 2011	Award
Less than $4.164 billion	None
Equal to or greater than $4.164 billion but less than $4.467 billion	500,000 shares
Equal to or greater than $4.467 billion but less than $5.011 billion	1,000,000 shares
Equal to or greater than $5.011 billion but less than $5.860 billion	1,500,000 shares
Equal to or greater than $5.860 billion	2,000,000 shares

Executives Other Than the CEO

Long-term incentives are typically granted annually to executives (or, in the case of new executives, at the time they join the Company). However, there may also be grants in connection with promotions, to promote retention, and/or to create focus on specific performance objectives. Annual long-term incentive awards have typically consisted of stock options and, based on achievement of annual goals, stock units. The Committee also periodically grants stock units that vest based on continued service with the Company, specifically to promote retention.

In determining the long-term incentive structure and award amounts, the Committee considered the factors described under “Compensation Analysis Framework” above, including a review of each individual’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, shareholder dilution and accounting expense. Where special grants were made, the Committee used its judgment to determine the appropriate value for recognizing and retaining each executive.

Stock Options

We believe stock options focus executives on managing the Company from the long-term perspective of an owner. Stock options provide value to the recipient only if the price of our stock increases. Because of this inherent linkage to increased shareholder returns, as well as competitive practice, stock options in past years have generally been weighted more heavily than the stock units described below as a percentage of total long-term incentive value before consideration of any special grants. However, while the Committee continues to believe stock options are an important component of executive long-term incentive compensation, the value of annual stock option grants was, on average, modestly reduced from fiscal 2008 levels. This was done to partially offset the increased compensation opportunity available under the annual stock unit grant described below while continuing stock option grants at a level that was appropriate based on the Committee’s judgment. Consistent with prior grant practice, the Committee approved grants of stock options in the first quarter of fiscal 2009 to executives other than the CEO. Awards made to Division Presidents and the CFO were of a similar size to each other and were larger than those made to other leadership team members based on their role in the organization and competitive practice.

Stock Units

A portion of long-term incentives is delivered in units representing full-value shares of our stock to promote retention and a long-term ownership perspective. Unlike stock options, full-value share awards, in combination with stock ownership requirements, subject executives to the same downside risk experienced by shareholders but still encourage retention if our stock price does not appreciate, and help to focus executives on sustaining the value of the Company. In general, we believe the grant or vesting of a significant percentage of full-value shares for executives should be based on performance against annual or long-term objectives unless they are made to offset compensation from prior employment in the case of new hires. However, to balance the Company’s performance, retention, and ownership objectives, in the past we have granted stock units or other full-value shares which vest based only on continued service with the Company and may do so in the future.

Annual Stock Unit Grants

Executives are eligible to earn stock units payable in Company shares based on achievement of performance goals (“performance stock awards”). The Committee approves potential awards at the beginning of each performance period along with threshold, target, and maximum performance goals. Awards are made only if threshold performance levels are met, in which case the award earned is equal to 50% of the target amount. The Committee may reduce (but not increase) actual awards that would otherwise be granted under the program. Actual awards are generally granted in March of the following fiscal year. Awards are then subject to a vesting period based on continued service with the Company. After considering the factors described under “Compensation Analysis Framework” above, the Committee made the following changes to the program for fiscal 2009:

•

To increase the focus of Division Presidents on business unit performance and, for all executives other than the CEO, to reduce reliance on stock price growth to generate retention value, the annual target award for performance stock awards was increased to 100% of base salary. The CFO’s annual target award was aligned with Division Presidents to ensure competitiveness and because that role is valued at a similar level;

•

Financial performance measurement for annual performance stock awards was based on six-month goals, for the same reasons described under “Fiscal 2009 Annual Bonus.” The awards continue to carry a longer-term vesting schedule.

The table below describes the potential award range as a percentage of base salary for each executive, actual achievement, and the actual award earned. The same threshold, target, and maximum earnings goals and results described above under “Fiscal 2009 Annual Bonus” applied to performance stock awards for fiscal 2009.

Name	Target Percentage of Base Salary	Potential Payout Range as Percentage of Target	Percentage Achieved	Actual Award
Glenn Murphy	0%	0%	N/A	0
Sabrina Simmons	100%	0 –200%	188%	55,058
Marka Hansen	100%	0 –200%	37%	14,493
Arthur Peck	100%	0 –200%	167%	54,283
J. Tom Wyatt	100%	0 –200%	200%	78,023

For fiscal 2009, target earnings goals were exceeded in most cases (see table on page 32 for actual earnings achievement) and performance stock awards were granted. The percentage achieved for Ms. Hansen differed slightly from the percentage achieved for the annual bonus because performance fell between the threshold and target performance level, and the award earned at threshold for the performance stock award program is equal to 50% of the target amount versus zero under the annual bonus program. Mr. Murphy was not eligible to receive an award. The awards will vest 50% two years following the grant date to create a retention incentive for a shorter time horizon and 50% three years following the grant date to promote longer term retention.

Special Stock Unit Grants

In January 2009 and again in March 2009, the Committee considered the value and vesting schedule of long-term incentives held by executives other than Mr. Murphy, and assessed potential retention risk in light of the significant decline in our stock price at that time and the associated decrease in the retention value of outstanding awards that had not yet vested. Based on this review, the Committee determined it was in the Company’s interest to make special stock unit grants to certain executives to promote retention and further alignment with shareholder interests. In determining award amounts and recipients, the Committee considered the factors described above under “Compensation Analysis Framework” and used its judgment to identify the value required to help retain each executive, placing significant weight on Mr. Murphy’s recommendations. Ms. Hansen and Mr. Peck each received a special stock unit grant of 100,000 shares, and Ms. Simmons received a stock unit grant of 150,000 shares. Ms. Simmons’ stock unit grant was higher in order to position her long-term incentive value appropriately relative to other executives. The grants were made in March 2009 and vest 50% two years following the grant date to create a retention incentive for a shorter time horizon, and 50% three years following the grant date to promote longer-term retention. The Committee determined that no further award was necessary for Mr. Wyatt as he received a similar grant in 2008 and was already positioned appropriately.

Grant Practices

It has been our practice to grant long-term incentives to executives on an annual basis, usually in the first quarter of each fiscal year. This timing was selected because it follows the release of our annual financial results and completion of annual performance reviews. We also grant long-term incentives on other dates to newly hired executives and periodically in connection with promotions or for special recognition and retention. We do not time equity grants in connection with the release of material non-public information. Grants are typically approved by the Committee at a meeting and are effective on the meeting date or, if approved by unanimous written consent, the date of the last signature on the consent. However, the effective date for new hires is no earlier than the first day of employment. Grants to employees below the Vice President level are approved by the CEO or Committee Chair on a monthly basis using authority delegated from the Committee, typically for new employees hired in the prior month.

All stock options granted to employees during fiscal 2009 had an exercise price equal to the closing price of our stock on the date of grant.

Stock options typically vest based on continued service at a rate of 25% annually beginning one year from the grant date, which we have determined helps meet our retention objectives. We have used other vesting schedules to align with timing of compensation being forfeited at a prior employer or to align with critical retention periods. Executives must be employed on the vesting date to exercise stock options. Stock options are typically granted for a maximum term of ten years and vested options are exercisable for three months following employment termination. Vesting is generally accelerated upon death or retirement if the stock options are held for at least one year.

Stock units that are granted to executives other than the CEO have in most cases been scheduled to vest over three years, but the schedule may differ based on critical retention or performance periods, or the vesting of compensation being forfeited at a prior employer. Executives must be employed on the vesting date or awards are forfeited. Vesting is generally accelerated upon death or retirement if the awards are held for at least one year and any performance conditions have been previously satisfied.

Fiscal 2010 Long-Term Incentives

During 2009 the Committee reviewed the long-term incentive structure for the executive leadership team with the objective of better promoting sustained improvement in financial performance and long-term value creation for shareholders, while taking into account the inherent difficulty in setting long-term performance goals in the volatile retail industry, particularly at a division level. After considering the factors described under “Compensation Analysis Framework” above and the Company’s compensation objectives, the Committee approved a new Long-Term Growth Program (the “LGP”), which will replace the annual performance stock awards (for executives other than the CEO) described above for future performance periods beginning with fiscal 2010. The Committee determined that it was important for the CEO to also participate in this program with other executives to ensure strategic alignment of incentives and in light of his strong performance. The key features of the program are described below:

•

Each executive is now eligible to receive an annual performance share award. Performance shares give the executive the right (subject to Committee discretion to reduce but not increase awards) to receive a number of shares of our stock based on achievement against performance goals during a specified performance period. The first grant under the program was made in March 2010. Actual shares earned, if any, will vary based on achievement of performance goals.

•

The number of actual shares earned will be based on two performance metrics: (1) average attainment of annual earnings goals (determined at the beginning of each fiscal year) over a three-year period, measured at the division level for Division Presidents and the corporate level for those with company-wide responsibilities, and (2) attainment of cumulative company earnings goals set at the beginning of the same three-year period. The potential payout range as a percentage of the target award based on average annual earnings attainment is 0% to 250%. The award is modified up or down by up to 20% based on the level of attainment of the cumulative company earnings goal.

•	If earned, 50% of the award is payable at the end of the three-year performance period, and the remaining 50% is subject to a one-year vesting schedule based on continued service with the Company.

The strategic rationale for selecting performance shares was to link the executive to changes in our stock price and returns to our shareholders over an extended period, helping to balance risks and potential rewards. The use of average attainment of annual earnings goals over a three-year period, coupled with the use of a cumulative earnings measure at the Company level over this time frame, maintains our ability to set realistic goals at the division level while creating focus on results over a longer time horizon and a stronger linkage to long-term company results for all executives. The maximum potential award was increased from the previous performance stock award program to create a greater incentive to improve results over the long term, as well as to retain executives by creating a stronger financial opportunity for superior performance over a sustained period.

The Committee believes that the new LGP strikes an appropriate balance between meeting our compensation objectives and establishing performance goals over a timeframe that is realistic, and will appropriately reward executives for superior financial performance and shareholder returns over the long term.

Executives other than Mr. Murphy also received stock option grants in March 2010 under the annual program described above. Mr. Murphy did not receive a stock option grant given the significance of the grants made to him in 2007 upon his hire.

Stock Ownership Requirements for the Executive Leadership Team

In 2004, we adopted minimum stock ownership requirements for certain executive positions to more closely link executive and shareholder interests, to balance potential rewards and risks, and to encourage a long-term perspective in managing the company. Each covered executive had five years from December 1, 2004 (or from the first day named as a covered executive, if later) to reach the requirement. As of January 30, 2010, all covered executives had met their requirements.

During 2009, the Committee reviewed the stock ownership requirements and, based on a review of peer group practices and to further link executives to shareholder returns and sustaining the long-term health of the Company, made the following changes, effective January 31, 2010:

	Previous Requirements (shares)	New Requirements (shares)

CEO	150,000	300,000

Division President	50,000	75,000

Corporate Executive Vice President	25,000	40,000

In addition, the Committee also (1) instituted a requirement for other members of the executive leadership team to own at least 20,000 shares, (2) eliminated unearned, performance-based stock incentives as a qualifying form of ownership, and (3) implemented a provision requiring executives not meeting the requirement to retain 50% of after-tax shares acquired through stock compensation programs until the requirement is reached.

A complete description of the requirements, including accepted forms of ownership, is located at www.gapinc.com (follow the Investors, Governance, Executive Stock Ownership links). The Company’s insider trading policy applicable to executives prohibits speculation in the Company’s stock, including prohibiting short sales and prohibiting executives subject to the ownership requirements from entering into transactions intended to hedge their ownership interest, up to the amount of the ownership requirement.

Benefits and Perquisites

Medical, dental, life and disability insurance and other benefits that are available to all full-time headquarter employees are available to executives. The following additional benefits and limited perquisites are also available to executives:

•

Financial planning services of approximately $13,500 to $21,000 per year based on when the executive initiated use of the services and cost to the Company. These services are provided because executives typically have more complex financial planning requirements and we have determined that this is an effective attraction and retention tool (more limited financial counseling services are available generally to employees at lower levels).

•	Employees at the Director level and above, including executive officers, are provided life insurance coverage of three times base salary up to a maximum of $2 million.

•

Highly compensated employees are eligible to participate in the Gap Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer a percentage of their base salary and bonus on a pre-tax basis. The Company does not make matching contributions to participant deferrals other than a 100% match for base salary deferrals, limited to an amount up to 4% of the excess base pay over the amount that can be taken into account under the Company’s 401(k) plan. This match is intended to provide the same level of benefit received by participants not impacted by the limit. The Deferred Compensation Plan was implemented for participants to help meet retirement savings goals given our lack of a defined benefit pension plan, and to assist in efficient tax planning. No above-market or preferential interest rates are available on deferred compensation.

•

Under the Company’s Gift Match Program, available to all employees, contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. For fiscal 2009, the limit for our named executive officers was $15,000, with the exception of Mr. Murphy who had an annual matching limit of $100,000.

•

Mr. Murphy was provided limited personal use of a Company airplane at an amount not to exceed $200,000 per year based on the incremental cost to the Company. The Committee approved this perquisite as both a competitive attraction and retention tool and to provide an efficient way to minimize travel time commitments. Taxable income associated with personal use of the Company airplane is not subject to tax gross up.

Accounting and Tax Considerations

Accounting, tax and related financial implications to the Company and executives are considered during the analysis of our compensation and benefits program and individual elements. Overall, the Committee seeks to balance attainment of our compensation objectives with the need to maximize current tax deductibility of compensation that may impact earnings and other measures of importance to shareholders. The Committee determined that the accounting and tax impacts described below were reasonable in light of our objectives.

In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided. Share-based compensation expense is recognized in our consolidated statements of income for stock options, stock units, and performance shares.

Subject to the exceptions and limits below, we deduct for federal income tax purposes all payments of compensation and other benefits to executives. We do not deduct deferred compensation until the year that the deferred compensation is paid to an executive.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the principal executive officer or any of the three most highly compensated executive officers (other than the principal executive officer or principal financial officer) unless the compensation is based on attainment of pre-established objective performance goals and certain other requirements are met. It is the Company’s preference to qualify executive compensation under Section 162(m) where we determine it is consistent with the Company’s interests and compensation objectives. Our compensation plans have generally been designed to permit awards that qualify under Section 162(m). However, the individual objectives component of the annual incentive bonus is qualitative in nature and is subject to the deduction limits of Section 162(m). In addition, stock units, other than performance stock awards, that have vesting based only on continued service are also subject to the deduction limits of Section 162(m). Amounts deferred under the Deferred Compensation Plan are not subject to the Section 162(m) deduction limitation in the year of deferral.

Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of the Company and that the Company could lose an income tax deduction for such payments. We have not provided any executive with tax gross ups or other reimbursement for tax amounts the executive might be required to pay under Section 4999.

Section 409A of the Internal Revenue Code imposes additional taxes and interest on underpayments in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. We believe we are operating in compliance with Section 409A and have structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements of IRS regulations.

Recovery and Adjustments to Awards

Subject to the approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Company’s executive leadership team after April 1, 2007 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Post-Termination Arrangements

CEO

The terms of Mr. Murphy’s post-termination severance benefits were determined through the course of arms-length negotiations of his employment agreement. As part of these negotiations, the Committee considered competitive practice at selected peer group companies and general industry, accounting and tax implications, and the potential benefits that could be received at multiple future points in time using a wealth accumulation analysis. We entered into the termination of employment provisions in order to address competitive concerns when Mr. Murphy was recruited by providing fixed compensation amounts that would offset the potential risk of joining the Company and foregoing other opportunities. Enhanced benefits in the case of a change of control of the Company were also included for the same reasons and to help ensure retention of Mr. Murphy and continuity in the case of a potential or actual change of control. The Committee determined based on its analysis that the benefits and structure were well within normal competitive practice, reasonable and appropriate for the circumstances, and were necessary to attract Mr. Murphy to the Company. The provisions are described in more detail on page 50.

Executives Other Than the CEO

We have historically evaluated severance benefits for executives on a case by case basis, with no formal plan in which all executives participate. Severance arrangements are intended to provide income security in case of an involuntary termination other than for cause. Severance typically includes base salary continuation, payments in lieu of health and welfare benefits continuation, outplacement services and continued financial planning services. Severance payments typically stop or are reduced if the executive secures other employment. The Company may also grant severance benefits as part of a negotiated termination of employment in exchange for a release of claims against the Company and other agreements in the Company’s interests.

In 2008, the Committee approved the severance benefits described on page 52 for certain executives in the case of an involuntary termination other than for cause prior to February 12, 2012. As part of its review, the Committee analyzed the same factors described above for the CEO and used its judgment in determining the level of benefits that would provide reasonable income security. These arrangements provide no tax gross up or enhanced benefits in the case of a change of control of the Company. The Committee believes that, based on its analysis, the benefits are appropriate and conservative relative to peer group practices. In addition, while compensation decisions affect potential payouts under severance arrangements, this generally did not affect decisions on other compensation elements as these severance provisions may never come into effect.

Compensation Committee Report

The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2010 and the Proxy Statement for the 2010 Annual Meeting of Shareholders.

Adrian D.P. Bellamy (Chair)

Bob L. Martin

Domenico De Sole

Summary Compensation Table

The following table shows compensation information for fiscal 2009, which ended January 30, 2010, for our CEO, CFO and the three other most highly compensated executive officers at year-end, as required under SEC rules (“named executive officers”). The table also shows compensation information for fiscal 2008 and fiscal 2007, which ended January 31, 2009 and February 2, 2008, respectively, for those named executive officers who also were named executive officers in either of those years.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7)	($)
Glenn Murphy	2009	$1,275,000	$0	$0	$0	$3,598,908	$0	$163,382	$5,037,290
Chairman and CEO	2008	1,500,000	0	0	0	3,016,397	0	834,434	5,350,831
	2007	755,769	2,137,363	14,790,000	19,372,000	0	0	363,593	37,418,725

Sabrina Simmons	2009	675,000	0	2,007,301	712,890	923,191	0	59,623	4,378,005
EVP and CFO	2008	675,000	0	331,059	902,355	698,861	0	36,566	2,643,841
	2007	499,712	0	2,561,514	0	643,566	0	17,110	3,721,902

Marka Hansen	2009	900,000	0	1,959,682	594,075	331,452	0	58,382	3,843,591
President, Gap NA	2008	900,000	0	862,610	1,052,748	1,265,625	0	70,012	4,150,995
	2007	900,000	0	538,829	0	1,265,625	0	56,721	2,761,175

Arthur Peck	2009	750,000	0	1,561,027	594,075	943,490	0	57,506	3,906,098
President, Gap Inc. Outlet;	2008	702,060	0	2,773,378	601,570	822,453	0	58,993	4,958,454
EVP, Strategy & Operations

J. Tom Wyatt	2009	900,000	0	660,460	712,890	1,318,444	0	125,889	3,717,683
President, Old Navy	2008	790,110	0	1,573,880	902,355	984,375	0	113,394	4,364,114

Footnotes

(1)	The amount in this column for Mr. Murphy for fiscal 2007 represents the prorated amount of his salary for the portion of the year he was at the Company following his start date in August 2007. For fiscal 2009, Mr. Murphy volunteered to reduce his salary by 15 percent, to $1,275,000. For fiscal 2010, Mr. Murphy’s salary returned to $1,500,000.

(2)	The amount in this column for Mr. Murphy represents the one-time sign-on bonus ($1,000,000) he received when he joined the Company in August 2007, and a payment he received in lieu of an annual bonus for fiscal 2007 equal to 150% of his base salary, prorated based on his start date with the Company ($1,137,363).

(3)	This column reflects the aggregate grant date fair value for awards of stock during fiscal 2009, 2008 and 2007, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not represent the actual value that may be realized by the named executive officers. For Mr. Murphy, this amount reflects the grant date fair value of the target number of shares under his performance share award (1,000,000 shares). The grant date fair value of Mr. Murphy’s award assuming that all performance conditions are achieved and all 2,000,000 shares are issued was $29,580,000. Please refer to Note 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2010 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table in this Proxy Statement and in our 2009 and 2008 Proxy Statements for information on awards actually granted in fiscal 2009, 2008 and 2007.

Footnotes (continued)

(4)	This column reflects the aggregate grant date fair value for awards of stock options granted during fiscal 2009, 2008 and 2007, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not represent the actual value that may be realized by the named executive officers. Please refer to Note 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2010 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table in this Proxy Statement and in our 2009 and 2008 Proxy Statements for information on awards actually granted in fiscal 2009, 2008 and 2007.

(5)	The amounts in this column reflect the non-equity amounts earned by the named executive officers under the Company’s annual incentive bonus plan.

(6)	No above-market or preferential interest rate options are available under our deferred compensation programs. Please refer to the Nonqualified Deferred Compensation table for additional information on deferred compensation earnings.

(7)	The amounts shown in the All Other Compensation column are detailed in the following table.

Name	Fiscal Year	Personal Use of Airplane (a)	Financial Counseling (b)	Tax Payments (c)	Deferred Compensation Plan Match (d)	401(k) Plan Match (e)	Disability Plan (f)	Life Insurance (g)	Relocation (h)	Gift Matching (i)	Other (j)	Total
Glenn Murphy	2009	$91,894	$13,500	$0	$42,238	$9,302	$1,255	$1,368	$0	$3,825	$0	$163,382
	2008	211,244	17,075	88,782	16,185	12,523	1,255	1,026	477,044	9,300	0	834,434
	2007	182,301	10,360	41,103	0	0	486	342	78,001	1,000	50,000	363,593

Sabrina Simmons	2009	0	16,000	0	17,200	9,800	1,255	1,368	0	14,000	0	59,623
	2008	0	14,000	0	0	10,828	1,255	1,083	0	9,400	0	36,566
	2007	0	0	0	0	9,430	781	649	0	6,250	0	17,110

Marka Hansen	2009	0	13,500	0	26,200	9,449	1,255	1,368	0	6,610	0	58,382
	2008	0	13,500	0	26,800	10,079	1,255	1,368	0	17,010	0	70,012
	2007	0	12,923	0	26,354	8,681	972	1,284	0	6,507	0	56,721

Arthur Peck	2009	0	13,500	0	20,200	9,783	1,255	1,368	0	11,400	0	57,506
	2008	0	13,500	0	18,304	9,581	1,255	1,353	0	15,000	0	58,993

J. Tom Wyatt	2009	0	13,500	1,810	26,200	9,800	1,255	1,368	46,496	25,460	0	125,889
	2008	0	13,500	4,026	21,477	11,029	1,255	1,368	42,109	18,630	0	113,394

Footnotes

(a)	The Compensation and Management Development Committee determined that it was appropriate to provide Mr. Murphy use of a Company airplane for limited personal use (not to exceed $200,000, $400,000 and $250,000 in incremental cost to the Company for fiscal 2009, 2008, and 2007, respectively). As required by SEC rules, the amounts shown are the incremental cost to the Company of personal use of a Company airplane, calculated based on the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, and other miscellaneous variable costs. Since the Company airplane is primarily used for business travel, fixed costs which do not change based on usage, such as the pilot’s salary and maintenance costs unrelated to the trip, are excluded.

(b)	We provide executive officers access to financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual cost for those services.

(c)	For Mr. Murphy, reflects tax reimbursement payments related to personal use of the Company airplane ($20,605 in fiscal 2008 and $9,542 in fiscal 2007) and tax reimbursement related to relocation expenses paid for him in connection with his and his family’s moves from Canada to California ($68,177 in fiscal 2008 and $31,561 in fiscal 2007). After fiscal 2008, Mr. Murphy was no longer eligible for tax reimbursement related to his personal use of the Company’s airplane.

For Mr. Wyatt, reflects tax reimbursement related to payments to him under the Company’s mortgage subsidy program in connection with his relocation from Alabama to California when he joined the Company in 2006.

Footnotes (continued)

(d)	These amounts reflect Company matching contributions under the Company’s nonqualified Deferred Compensation Plan for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($245,000 for calendar year 2009), which are matched at up to 4% of base pay, the same rate as is in effect under the Company’s 401(k) plan.

(e)	These amounts reflect Company matching contributions under the Company’s 401(k) Plan.

(f)	These amounts reflect premium payments for disability insurance. Prior to July 1, 2008, executives were eligible for supplemental long-term disability insurance which would have increased income replacement to 50% of base salary up to a maximum payment of $25,000 per month. On July 1, 2008, this plan was terminated and executives were thereafter only eligible to receive the same disability benefits available to benefits-eligible employees generally.

(g)	These amounts reflect premiums paid for life insurance provided to employees at the Director level and above, which provides coverage of three times base salary up to a maximum of $2 million.

(h)	For Mr. Murphy, these amounts reflect reimbursements paid for Company housing and relocation expenses related to his and his family’s moves from Canada to California.

For Mr. Wyatt, the amounts reflect payments made to him under the Company’s mortgage subsidy program in connection with his relocation from Alabama to California when he joined the Company in 2006. Under the program, the amount of the subsidy and time period during which payments will be made are determined by a formula that takes into account the relative difference in housing costs between the two locations. In Mr. Wyatt’s case, payments will be made for 5 years following his start date with the Company.

(i)	These amounts reflect Company matching contributions under the Company’s Gift Match Program, available to all employees, under which contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. In fiscal 2009, the limit for the named executive officers was $15,000, with the exception of Mr. Murphy who had an annual matching limit of $100,000. These amounts also reflect payments made pursuant to our Board Service Program that matches nonprofit board service by Senior Director or above level employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000. The annual gift match eligibility limits are based on the executive’s original donation date; however, in some cases the Company does not process the executive’s match request until the next fiscal year. To ensure that all gift match amounts are reported, the reported amounts are based upon the date that the executive requests a match from the Company. As a result, in some cases the reported amount appears higher than the gift match eligibility.

(j)	The amount in this column for Mr. Murphy reflects reimbursement of attorney fees he incurred in connection with the negotiation of his employment arrangement when he joined the Company.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2009, which ended on January 30, 2010. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Glenn Murphy	N/A	—	—	$1,912,500	$3,825,000	—	—	—	—	—	—	—
Sabrina Simmons	3/16/09	3/16/09	—	—	—	—	—	—	—	150,000	$11.77	$712,890
	3/16/09	3/16/09	—	—	—	—	—	—	150,000	—	—	$1,665,782
	3/16/09	3/16/09	—	—	—	—	—	—	30,753	—	—	$341,518
	N/A	—	$126,563	$506,250	$1,012,500	—	—	—	—	—	—	—
	N/A	—	—	—	—	$337,500	$675,000	$1,350,000	—	—	—	—
Marka Hansen	3/16/09	3/16/09	—	—	—	—	—	—	—	125,000	$11.77	$594,075
	3/16/09	3/16/09	—	—	—	—	—	—	100,000	—	—	$1,110,521
	3/16/09	3/16/09	—	—	—	—	—	—	76,465	—	—	$849,160
	N/A	—	$168,750	$675,000	$1,350,000	—	—	—	—	—	—	—
	N/A	—	—	—	—	$450,000	$900,000	$1,800,000	—	—	—	—
Arthur Peck	3/16/09	3/16/09	—	—	—	—	—	—	—	125,000	$11.77	$594,075
	3/16/09	3/16/09	—	—	—	—	—	—	100,000	—	—	$1,110,521
	3/16/09	3/16/09	—	—	—	—	—	—	40,567	—	—	$450,505
	N/A	—	$140,625	$526,500	$1,125,000	—	—	—	—	—	—	—
	N/A	—	—	—	—	$375,000	$750,000	$1,500,000	—	—	—	—

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
J. Tom Wyatt	3/16/09	3/16/09	—	—	—	—	—	—	—	150,000	$11.77	$712,890
	3/16/09	3/16/09	—	—	—	—	—	—	59,473	—	—	$660,460
	N/A	—	$168,750	$675,000	$1,350,000	—	—	—	—	—	—	—
	N/A	—	—	—	—	$450,000	$900,000	$1,800,000	—	—	—	—

Footnotes

(1)	The amounts shown in these columns reflect the estimated potential payment levels for the fiscal 2009 performance period under the Company’s annual incentive bonus plan, further described on page 31 of the Compensation Discussion and Analysis section. The potential payouts were performance-based and, therefore, were completely at risk. The potential target and maximum payment amounts assume achievement of 100% and 200%, respectively, of the individual objectives component of the annual incentive bonus plan, described on page 32. The potential threshold payment amount assumes 0% achievement of the individual objectives component. Each named executive officer received a bonus under the annual incentive bonus plan, which is reported in the Summary Compensation Table under the column entitled “Non-Equity
Incentive Plan Compensation.”

(2)	The amounts shown in these columns reflect, in dollars, the estimated potential performance stock awards for the fiscal 2009 performance period, further described on page 36 of the Compensation Discussion and Analysis section. Potential payouts were based on the applicable interpolated award values between the threshold, target, and maximum payout levels, divided by the closing price per share of our stock on the ultimate date of grant. The potential awards were performance-based and, therefore, completely at risk. Mses. Simmons and Hansen, and Messrs. Peck and Wyatt each received an award on March 15, 2010, in the amounts of 55,058, 14,493, 54,283, and 78,023 shares, respectively. These grants will be reported in the Grants of Plan Based Awards table in our Proxy Statement for our 2011 Annual Meeting.

(3)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC 718. Please refer to Note 10,
“Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2010 for the relevant assumptions used to determine the valuation of our stock and option awards.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2009, which ended on January 30, 2010.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Glenn Murphy	500,000	1,500,000	(a)	—	$16.44	8/3/2017	—		—	—		—
	500,000	1,500,000	(a)	—	18.91	8/3/2017	—		—	—		—
	—	—		—	—	—	—		—	2,000,000	(a)	$38,160,000
Sabrina Simmons	55,000	—		—	21.55	3/8/2014	—		—	—		—
	35,000	—		—	22.42	3/11/2015	—		—	—		—
	22,500	7,500	(b)	—	17.84	3/13/2016	—		—	—		—
	37,500	112,500	(c)	—	19.68	3/17/2018	—		—	—		—
	—	150,000	(d)	—	11.77	3/16/2019	—		—	—		—
	—	—		—	—	—	12,500	(a)	$238,500	—		—
	—	—		—	—	—	62,500	(b)	1,192,500	—		—
	—	—		—	—	—	17,551	(c)	334,873	—		—
	—	—		—	—	—	150,000	(d)	2,862,000	—		—
	—	—		—	—	—	30,753	(e)	586,767	—		—
Marka Hansen	50,000	—		—	45.56	4/10/2010	—		—	—		—
	80,000	—		—	23.31	10/30/2010	—		—	—		—
	2,500	—		—	17.62	4/2/2011	—		—	—		—
	124,500	—		—	14.27	10/19/2011	—		—	—		—
	50,000	—		—	15.42	4/8/2012	—		—	—		—
	30,000	—		—	12.87	3/7/2013	—		—	—		—
	375,000	—		—	17.46	6/3/2013	—		—	—		—
	200,000	—		—	20.48	3/23/2014	—		—	—		—
	20,000	—		—	22.42	3/11/2015	—		—	—		—
	130,000	—		—	22.42	3/11/2015	—		—	—		—
	97,500	32,500	(e)	—	17.84	3/13/2016	—		—	—		—
	43,750	131,250	(f)	—	19.68	3/17/2018	—		—	—		—
	—	125,000	(g)	—	11.77	3/16/2019	—		—	—		—
	—	—		—	—	—	100,000	(f)	1,908,000	—		—
	—	—		—	—	—	15,569	(g)	297,056	—		—
	—	—		—	—	—	45,731	(h)	872,547	—		—
	—	—		—	—	—	100,000	(i)	1,908,000	—		—
	—	—		—	—	—	76,465	(j)	1,458,952	—		—

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Arthur Peck	200,000	—		—	21.38	5/2/2015	—		—	—	—
	93,750	31,250	(h)	—	17.84	3/13/2016	—		—	—	—
	25,000	75,000	(i)	—	19.68	3/17/2018	—		—	—	—
	—	125,000	(j)	—	11.77	3/16/2019	—		—	—	—
	—	—		—	—	—	25,000	(k)	477,000	—	—
	—	—		—	—	—	50,000	(l)	954,000	—	—
	—	—		—	—	—	24,654	(m)	470,398	—	—
	—	—		—	—	—	75,000	(n)	1,431,000	—	—
	—	—		—	—	—	100,000	(o)	1,908,000	—	—
	—	—		—	—	—	40,567	(p)	774,018	—	—
J. Tom Wyatt	150,000	50,000	(k)	—	18.26	3/20/2016	—		—	—	—
	37,500	112,500	(l)	—	19.68	3/17/2018	—		—	—	—
	—	150,000	(m)	—	11.77	3/16/2019	—		—	—	—
	—	—		—	—	—	6,250	(q)	119,250	—	—
	—	—		—	—	—	62,500	(r)	1,192,500	—	—
	—	—		—	—	—	16,291	(s)	310,832	—	—
	—	—		—	—	—	125,000	(t)	2,385,000	—	—
	—	—		—	—	—	59,473	(u)	1,134,744	—	—

Footnotes
(1)	The following footnotes set forth the vest dates for the outstanding option awards (vesting generally depends upon continued employment):
	(a)	Options vest 300,000 on 8/3/2010, 400,000 on 8/3/2011, 400,000 on 8/3/2012 and 400,000 on 8/3/2013.
	(b)	Options vest 7,500 on 3/13/2010.
	(c)	Options vest 37,500 on 3/17/2010, 37,500 on 3/17/2011 and 37,500 on 3/17/2012.
	(d)	Options vest 37,500 on 3/16/2010, 37,500 on 3/16/2011, 37,500 on 3/16/2012 and 37,500 on 3/16/2013.
	(e)	Options vest 32,500 on 3/13/2010.
	(f)	Options vest 43,750 on 3/17/2010, 43,750 on 3/17/2011 and 43,750 on 3/17/2012.
	(g)	Options vest 31,250 on 3/16/2010, 31,250 on 3/16/2011, 31,250 on 3/16/2012 and 31,250 on 3/16/2013.
	(h)	Options vest 31,250 on 3/13/2010.
	(i)	Options vest 25,000 on 3/17/2010, 25,000 on 3/17/2011 and 25,000 on 3/17/2012.

Footnotes (continued)
	(j)	Options vest 31,250 on 3/16/2010, 31,250 on 3/16/2011, 31,250 on 3/16/2012 and 31,250 on 3/16/2013.
	(k)	Options vest 50,000 on 3/20/2010.
	(l)	Options vest 37,500 on 3/17/2010, 37,500 on 3/17/2011 and 37,500 on 3/17/2012.
	(m)	Options vest 37,500 on 3/16/2010, 37,500 on 3/16/2011, 37,500 on 3/16/2012 and 37,500 on 3/16/2013.
(2)	The exercise price of the options granted prior to fiscal 2007 was equal to the average of the high and low stock prices for our common stock as reported in the New York Stock Exchange (NYSE) – Composite Transactions for the date of grant. Beginning in fiscal 2007, the exercise price was determined using the closing price of the Company’s stock on the effective date of the grant.

(3)	The following footnotes set forth the vest dates for the outstanding stock awards (vesting generally depends upon continued employment):
	(a)	Award vests 12,500 on 2/13/2010.
	(b)	Award vests 62,500 on 1/16/2011.
	(c)	Award vests 8,775 on 3/17/2010 and 8,776 on 3/17/2011.
	(d)	Award vests 75,000 on 3/16/2011 and 75,000 on 3/16/2012.
	(e)	Award vests 15,376 on 3/16/2011 and 15,377 on 3/16/2012.
	(f)	Award vests 100,000 on 2/1/2010.
	(g)	Award vests 15,569 on 3/12/2010.
	(h)	Award vests 22,865 on 3/17/2010 and 22,866 on 3/17/2011.
	(i)	Award vests 50,000 on 3/16/2011 and 50,000 on 3/16/2012.
	(j)	Award vests 38,232 on 3/16/2011 and 38,233 on 3/16/2012.
	(k)	Award vests 25,000 on 2/2/2010.
	(l)	Award vests 25,000 on 3/17/2010 and 25,000 on 3/17/2011.
	(m)	Award vests 12,327 on 3/17/2010 and 12,327 on 3/17/2011.
	(n)	Award vests 37,500 on 8/20/2010 and 37,500 on 8/20/2011.
	(o)	Award vests 50,000 on 3/16/2011 and 50,000 on 3/16/2012.
	(p)	Award vests 20,283 on 3/16/2011 and 20,284 on 3/16/2012.
	(q)	Award vests 6,250 on 2/1/2010.
	(r)	Award vests 62,500 on 11/27/2010.
	(s)	Award vests 8,145 on 3/17/2010 and 8,146 on 3/17/2011.
	(t)	Award vests 62,500 on 11/18/2010 and 62,500 on 11/18/2011.
	(u)	Award vests 29,736 on 3/16/2011 and 29,737 on 3/16/2012.
(4)	Represents the last closing price of our common stock as of January 30, 2010 ($19.08) multiplied by the number of stock awards.
(5)	(a) Represents the maximum number of shares that may be earned. Vesting of this award is contingent on achievement of cumulative earnings goals for fiscal years 2008 through 2011. In addition to the performance contingency, vesting of this award is contingent on continued service with the Company, and this restriction will lapse with respect to one-third of any earned shares on the fifth, sixth, and seventh year anniversaries of the grant date.
(6)	Represents the number of stock awards multiplied by the last closing price of our common stock as of January 30, 2010 ($19.08).

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2009, which ended on January 30, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glenn Murphy	0	$0	0	$0
Sabrina Simmons	76,000	467,640	78,750	1,450,363
Marka Hansen	122,500	1,081,085	115,568	1,306,565
Arthur Peck	0	0	40,000	611,700
J. Tom Wyatt	0	0	78,750	1,567,175

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation activity for the named executive officers in fiscal 2009, which ended on January 30, 2010.

Name	Executive Contribution in Fiscal 2009 ($) (1)	Registrant Contributions in Fiscal 2009 ($) (2)	Aggregate Earnings (Loss) in Fiscal 2009 ($) (3)	Aggregate Withdrawals/ Distributions in Fiscal 2009 ($)	Aggregate Balance at Fiscal 2009 Year-End ($) (4)
Glenn Murphy	$51,347	$42,238	$26,298	$0	$200,015
Sabrina Simmons	20,251	17,200	1,760	0	40,750
Marka Hansen	216,843	26,200	450,635	0	3,615,105
Arthur Peck	187,567	20,200	192,495	0	801,051
J. Tom Wyatt	519,187	26,200	150,880	0	1,161,226

Footnotes
(1)	These amounts are included in the “Salary” column of the Summary Compensation Table.

(2)

Footnote (7)(d) to the Summary Compensation Table shows matching contributions under the Company’s Deferred Compensation Plan (“DCP”) for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($245,000 for calendar year 2009), which are matched at up to 4%, the same rate as is in effect under the Company’s 401(k) plan.

(3)	In fiscal 2009, no above-market or preferential interest rate options were available on deferred compensation.

(4)

A portion of these amounts were previously reported as deferred compensation in the Nonqualified Deferred Compensation and Summary Compensation tables in the Proxy Statements for our 2007, 2008 and 2009 Annual Meetings.

Potential Payments Upon Termination

Severance Benefits — Glenn Murphy

On July 25, 2007, the Company and Glenn Murphy, our Chairman and CEO, executed an employment agreement in connection with Mr. Murphy joining the Company. The employment agreement was amended and restated on December 1, 2008 in response to Section 409A of the Internal Revenue Code (“Section 409A”), and was amended again on February 9, 2009 in connection with the change in Mr. Murphy’s salary described in the Compensation Discussion and Analysis section on page 31 (the “Employment Agreement”). The amended and restated Employment Agreement was filed as an exhibit to the Company’s Annual Report on Form 10-K, filed with the SEC on March 27, 2009.

The Employment Agreement generally provides the following severance benefits, contingent on Mr. Murphy signing a release of claims:

Without a Change in Control: If Mr. Murphy is involuntarily terminated without Cause, or Mr. Murphy terminates his employment for Good Reason or due to a Material Diminution of Responsibilities, other than in connection with a Change in Control of the Company (each as defined in the Employment Agreement), he will be eligible for:

i.	His then current salary for twenty-four months (the “severance period”). Severance period payments will cease if Mr. Murphy accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if he breaches his obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees). Severance period payments will be reduced by any cash compensation Mr. Murphy earns during the severance period from other employment or professional relationship with a non-competitor other than up to $500,000 per 12-month period earned for providing director and/or consulting services to a non-competitor while Mr. Murphy is unemployed.

ii.	A prorated bonus in the year of termination if earned, plus bonuses at an annual maximum of 150% of base salary if earned for the next two fiscal years, subject to cessation or offset as noted under paragraph (i) above.

iii.	Should Mr. Murphy elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which he is receiving payments under paragraph (i) above.

iv.	Acceleration of 25% of the unvested portion of the stock options granted on his start date.

Following a Change in Control: If Mr. Murphy is involuntarily terminated without Cause in connection with or within twelve months after a Change in Control of the Company, he terminates his employment for Good Reason within twelve months after a Change in Control, or he terminates his employment due to a Material Diminution of Responsibilities within 30 days after the six month anniversary of a Change in Control (each as defined in the Employment Agreement), he will be eligible for:

i.	A lump sum equivalent to his then current salary for twenty-four months.

ii.	A prorated bonus in the year of termination if earned plus bonuses at an annual maximum of 150% of base salary if earned for the next two fiscal years.

iii.	Should Mr. Murphy elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium.

iv.	Acceleration of any unvested portion of the stock options granted to him on his start date with the Company.

v.	If the termination is after fiscal 2009, acceleration of a portion of the performance share award granted to him on his start date with the Company if the prorated performance metrics set forth in that award have been met.

The table below shows the amounts that Mr. Murphy would be eligible for in a non-Change in Control scenario and in a Change in Control scenario under the agreement described above, assuming that the termination occurred on January 30, 2010, the last day of our 2009 fiscal year.

Potential Severance Payment Eligibility for Glenn Murphy Assumes termination date of January 30, 2010
Description	No Change in Control (as defined in Employment Agreement)	Change in Control (as defined in Employment Agreement)
Cash Payments Related to Salary (1)	$2,550,000	$2,550,000
Cash Payments Related to Bonus	7,423,908	7,423,908
Health Benefits	28,608	28,608
Stock Option Vesting Acceleration (2)	1,053,750	4,215,000
Stock Award Vesting Acceleration (3)	0	0
Total	11,056,266	14,217,516

Footnotes
(1)	Does not include the deferred compensation that Mr. Murphy would also be entitled to receive upon termination, as described in the Nonqualified Deferred Compensation section, above.
(2)

Reflects the value of all unvested stock options that would have become vested if Mr. Murphy had been terminated on January 30, 2010, based on the difference between the option exercise price and the last closing price of our common stock as of that date.

(3)

Reflects the amount Mr. Murphy would have received if his termination was on the last date of our 2009 fiscal year, as required by SEC rules. However, if Mr. Murphy is terminated following a change of control after our 2009 fiscal year, he is entitled to receive a prorated amount of the performance share award granted to him on his start date if the prorated performance metrics set forth in that award have been met. As of February 1, 2010, that amount would have been 750,000 shares having a value on that date of $14,370,000.

Severance Benefits — Sabrina Simmons, Marka Hansen, Arthur Peck, and J. Tom Wyatt

The Company entered into agreements with Ms. Simmons, Ms. Hansen, Mr. Peck and Mr. Wyatt providing for certain severance benefits in the case of an involuntary termination other than for Cause (as defined in the agreements). Ms. Simmons’ agreement was included as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on February 12, 2008. Ms. Hansen’s and Mr. Peck’s agreements were included as exhibits to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on June 12, 2007. Mr. Wyatt’s agreement was included as an exhibit to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on December 9, 2008.

The Company amended the severance provisions of the agreements described above in late 2008 in response to Section 409A and to extend certain severance benefits beyond a February 2009 expiration date. These amendments were included as exhibits to the Company’s Annual Report on Form 10-K, filed with the SEC on March 27, 2009. The amended agreements generally provide that if the executive is terminated other than for cause prior to February 13, 2012, the executive will receive:

i.	The executive’s then current salary for eighteen months (the “severance period”). Severance period payments will cease if the executive accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if the executive breaches his or her obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees). Severance period payments will be reduced by any compensation the executive receives during the severance period from other employment or professional relationship with a non-competitor.

ii.	Should the executive elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which the executive is receiving payments under paragraph (i) above.

iii.	During the period in which the executive is receiving payments under paragraph (i) above, reimbursement for his or her costs to maintain the financial counseling program the Company provides to senior executives.

The table below shows the amounts that Ms. Simmons, Ms. Hansen, Mr. Peck and Mr. Wyatt would have been eligible to receive under the agreements described above assuming that they had been terminated without cause on January 30, 2010, the last day of our 2009 fiscal year.

Potential Severance Payment Eligibility for Sabrina Simmons, Marka Hansen, Arthur Peck and J. Tom Wyatt Assumes termination date of January 30, 2010
Description	Ms. Simmons	Ms. Hansen	Mr. Peck	Mr. Wyatt
Cash Payments (1)	$1,012,500	$1,350,000	$1,125,000	$1,350,000
Health Benefits	21,078	15,534	21,456	15,534
Financial Counseling	20,250	20,250	20,250	20,250
Total	1,053,828	1,385,784	1,166,706	1,385,784

Footnotes

(1)

Cash payments represent income continuation for 18 months. The amounts do not include the deferred compensation these executives would also be entitled to receive upon termination, as described in the Nonqualified Deferred Compensation section, above.

Death or Retirement

Each of our named executive officers is entitled to the following additional death or retirement benefits:

i.	Life insurance, provided to employees at the Director level and above, which provides coverage of three times base salary up to a maximum of $2 million.

ii.	Upon retirement after the age of 60, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year. None of our named executive officers was old enough to be eligible for retirement-based accelerated vesting as of January 30, 2010, the last day of our 2009 fiscal year.

iii.	Upon death, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year. The table below shows the value of all unvested options and unvested stock awards that would have become vested in the event of the named executive’s death on January 30, 2010, the last day of our 2009 fiscal year.

Potential Accelerated Vesting Eligibility for Named Executive Officers Assuming the Executive had Died on January 30, 2010
Description	Mr. Murphy	Ms. Simmons	Ms. Hansen	Mr. Peck	Mr. Wyatt
Stock Option Vesting Acceleration (1)	$3,960,000	$9,300	$40,300	$38,750	$62,000
Stock Award Vesting Acceleration (2) (3)	0	1,431,000	3,077,604	3,332,398	4,007,582
Total	3,960,000	1,440,300	3,117,904	3,371,148	4,069,582

Footnotes

(1)

Reflects the value of all unvested stock options that would have become vested assuming the named executive officers had died on January 30, 2010, based on the difference between the option exercise price and the last closing price of our common stock as of that date.

(2)

Reflects the value of all unvested stock awards that would have become vested assuming the named executive officers had died on January 30, 2010, based on the last closing price of our common stock as of that date.

(3)

Mr. Murphy’s Performance Share award, described in footnote (5)(a) to the Outstanding Equity Awards at Fiscal Year End table, would not have been eligible for accelerated vesting in the event that Mr. Murphy had died on January 30, 2010 because its performance condition has not yet been satisfied. Accordingly, it is not included in this table.

Equity Compensation Plan Information

The following table provides information as of January 30, 2010 about shares of our common stock which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans, including the 2006 Long-Term Incentive Plan, the 2002 Stock Option Plan, the Employee Stock Purchase Plan, the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan.

Equity Plan Summary
	Column (A)		Column (B)	Column (C)
Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Security Holders (1)	32,487,868	(2)	$18.78	82,368,284	(3)
Equity Compensation Plans Not Approved by Security Holders (4)	9,543,556	(5)	22.05	833,835
Total	42,031,424		19.80	122,346,991

Footnotes

(1)	These plans consist of our 2006 Long-Term Incentive Plan (the “2006 Plan”) and Employee Stock Purchase Plan (the “ESPP”).

(2)	This number excludes 297,664 shares that were issued at the end of the most recent ESPP purchase period, which began on December 1, 2009 and ended on February 26, 2010, after the end of our 2009 fiscal year. This number also excludes shares that may be issued upon satisfaction of performance targets under our annual incentive bonus plan program because the number of shares that could be issued will be based upon the per share value of our stock on the ultimate date of grant.

(3)	This number includes 8,684,826 shares that were available for future issuance under the ESPP at the end of our 2009 fiscal year, including the 297,664 shares described in footnote 2, above.

(4)	These plans consist of the 2002 Stock Option Plan, the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan (the “UK Plan”), which are described below.

(5)	Rights to purchase shares for the current purchase period under the UK Plan began accruing on November 2, 2009; however, the number of shares to be issued and the purchase price will not be known until after April 30, 2010 (the next purchase date).

Our 2006 Long-Term Incentive Plan and our Employee Stock Purchase Plan were approved by our shareholders. The three plans described below were not required to be approved by our shareholders.

•	2002 Stock Option Plan

Our Board of Directors originally approved the 2002 Stock Option Plan (the “2002 Plan”), formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program,” effective as of January 1, 1999. The 2002 Plan was intended to increase incentives and to encourage share ownership on the part of eligible non-officer regular employees of the Company and its affiliates by providing limited grants of nonqualified stock options to such employees. In May 2006, the 2002 Plan was discontinued for new grants following the approval of our amended and restated 2006 Long-Term Incentive Plan by our shareholders at the 2006 Annual Meeting. Shares that were then available under the 2002 Plan transferred to the 2006 Long-Term Incentive Plan. Any outstanding awards under the 2002 Plan remain subject to the terms and conditions under the 2002 Plan. A total of 9,510,196 awards remained outstanding under the 2002 Plan as of January 30, 2010.

•	Nonemployee Director Deferred Compensation Plan

The Board of Directors originally approved the Nonemployee Director Deferred Compensation Plan (the “Director Plan”) effective as of August 26, 1997; it was most recently amended and restated effective as of December 9, 2003. In response to Section 409A of the Internal Revenue Code and proposed regulations issued thereunder, the Company suspended use of the Director Plan in January 2005 and then terminated it in September 2005. The Director Plan was intended to increase incentives and to encourage share ownership on the part of non-employee directors, to provide them with the opportunity to defer compensation on a pre-tax basis, and to further the growth and profitability of the Company. A total of 33,360 stock options remained outstanding under the Nonemployee Director Deferred Compensation Plan as of January 30, 2010.

•	UK Employee Stock Purchase Plan

The Board of Directors approved the UK Employee Stock Purchase Plan (the “UK Plan”) effective as of September 2000. The UK Plan is intended to enable eligible employees in the United Kingdom to acquire shares, thereby giving them a continuing stake in the Company. Under the UK Plan, all eligible employees may purchase shares at a price equal to the lower of the market value of a share on the first or last day of each six-month purchase period. “Market Value” generally means the closing price of a share on the New York Stock Exchange. We also provide each participant a match of one share for every seven shares purchased under the UK Plan. Participants generally must hold any matching shares received under the UK Plan for at least three years. Participants pay for their share purchases under the UK Plan through payroll deductions of between £10 to £125 per month, not to exceed the lesser of £750 per six-month purchase period or 10% of their eligible salary per tax year (as defined in the UK Plan). A total of 1,000,000 shares previously have been reserved for issuance under the UK Plan, of which 833,835 remain available as of January 30, 2010 for future issuance. (£ is the currency symbol for the United Kingdom pound).

OTHER INFORMATION

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. The Compensation and Management Development Committee’s charter requires that the members of that Committee, all of whom are independent directors, approve all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. The Audit and Finance Committee’s charter requires that the members of the Audit and Finance Committee, all of whom are independent directors, review and approve transactions with the Company involving management and/or members of the Board of Directors that are not otherwise subject to the approval of the Compensation and Management Development Committee and would require disclosure under SEC rules. In the event a transaction involves a committee member, that member will recuse him or herself from the approval of the transaction.

In addition, the Audit and Finance Committee oversees the Company’s Corporate Compliance Program, which includes procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and other matters under the Company’s Code of Business Conduct.

Certain Relationships and Related Transactions

The Audit and Finance Committee of the Board reviewed and approved the terms of agreements to lease to Doris F. Fisher, co-founder and Honorary Lifetime Member of the Board of Directors, a total of approximately 27,000 square feet of space in our One Harrison and Two Folsom San Francisco headquarter locations primarily to display portions of her personal art collection. Mrs. Fisher is the mother of Robert J. and William S. Fisher. The agreements provide for base rent ranging from $30.00 to $42.35 per square foot per year over a 15-year term. Rental income from this leased space for fiscal 2009 was approximately $1 million. We believe that these rental rates were at least competitive when the agreements were entered into. The agreements also provide us and our employees significant benefits, including use of the space on a regular basis for corporate functions at no charge.

In February 2008, in connection with the Board of Directors’ authorization of a $1 billion share repurchase program, we entered into purchase agreements with Donald G. and Doris F. Fisher, Robert J. Fisher, William S. Fisher, and John J. Fisher. This share repurchase program was completed in fiscal 2009. Approximately $147 million, or 15%, of the $1 billion share repurchase program was purchased from the Fisher family. In November 2009, in connection with the Board of Directors’ authorization of a $500 million share repurchase program, we entered into purchase agreements with Robert J. Fisher and John J. Fisher. As of January 30, 2010, $255 million of this program had been utilized, and since then it has been completed. Approximately $20 million, or 4%, of the $500 million share repurchase authorization was purchased from the Fisher family.

By Order of the Board of Directors,

Michelle Banks

Corporate Secretary

APPENDIX A

THE GAP, INC.

EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION AWARD PLAN

(February 18, 2010 Amendment and Restatement)

1.	Purpose

The purpose of the Executive Management Incentive Compensation Award Plan (the “Plan”) is to motivate and reward eligible officers of The Gap, Inc. (the “Company”) and its affiliates with financial incentives if they meet or exceed the Company’s annual financial and/or operational goals. The Plan is designed with the intention that the incentives paid hereunder to certain officers of the Company will be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretations promulgated thereunder. The adoption of the Plan for current and future covered employees (determined under Code Section 162(m)) is subject to the approval of the Company’s shareholders.

2.	Definitions

2.1	“Award” means an award to a Participant with respect to a Performance Period pursuant to the provisions of the Plan.

2.2	“Board” means the Board of Directors of the Company, as constituted from time to time.

2.3	“Committee” means the Compensation and Management Development Committee of the Board, or any other Committee appointed by the Board which is comprised of two or more “outside directors” as defined in regulations under Code Section 162(m).

2.4	“Participant” means any officer of the Company who is designated as a Participant by the Committee.

2.5	“Performance Goals” means an objective formula or standard determined by the Committee (in its sole discretion) for a Performance Period utilizing one or more of the following objectively defined and non-discretionary factors and any objectively verifiable and non-discretionary adjustment(s) thereto permitted and preestablished by the Committee in accordance with Code Section 162(m): (a) comparable store sales growth; (b) earnings; (c) earnings per share; (d) return on equity; (e) return on net assets; (f) return on invested capital; (g) gross sales; (h) net sales; (i) net earnings; (j) free cash flow; (k) total shareholder return; (l) stock price; (m) gross margin; (n) operating margin; (o) market share; (p) inventory levels or inventory turn; (q) cost reduction or containment; (r) customer satisfaction; (s) employee turnover or satisfaction; (t) sales per square foot or sales per employee; and (u) any combination of the above.

As determined in the discretion of the Committee, the Performance Goals for any Performance Period may (a) differ from Participant to Participant; (b) be based on the performance of the Company as a whole or the performance of a specific Participant or a subsidiary, division, department, region, store, function or business unit of the Company; and (c) be measured on an absolute basis or in relation to the Company’s peers or an index.

All determinations by the Committee shall be made in objective terms and in accordance with Code Section 162(m). Awards issued to Participants who are not subject to the limitations of Code Section 162(m) may take into account other factors (including subjective factors).

2.6	“Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

2.7	“Plan” means this Executive Management Incentive Compensation Award Plan as amended from time to time.

3.	Administration of the Plan

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee may delegate its administrative authority in whole or in part with respect to Awards issued to Participants who are not current or future covered employees as defined in Section 1.

4.	Eligibility and Participation

Officers of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5.	Amount of Awards

5.1	With respect to each Participant, the Committee shall establish one or more Performance Periods, an individual Participant incentive target for each Performance Period, and the Performance Goal or Goals to be met during such Performance Periods. With respect to Participants who are or may become subject to Code Section 162(m), the establishment of the Performance Period(s), the applicable Performance Goals, and the targets shall comply with, to the extent required, the rules of Code Section 162(m).

5.2	The maximum amount of any Awards that can be paid under the Plan to any Participant with respect to any 12-month Performance Period is $10,000,000, (pro-rated for Performance Periods of less than 12 months or a partial or whole multiple thereof for Performance Periods of more than 12 months) including the fair market value as of date of grant of any stock, restricted stock or stock-based or stock denominated units awarded to the Participant hereunder. For purposes of determining the maximum award payable, the fair market value of stock, restricted stock or other stock-based or stock denominated units with restrictions shall equal the fair market value of unrestricted stock or stock underlying such units without restrictions, respectively. The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period. In addition, with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m), the Committee reserves the right, in its sole discretion, to increase the amount of an Award otherwise payable to a Participant with respect to any Performance Period.

6.	Payment of Awards

6.1	Unless otherwise determined by the Committee, a Participant must be employed on the date the Award is to be paid. The Committee may make exceptions in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.

6.2

Any Awards made under the Plan may be paid in cash, or its equivalent, stock, restricted stock, other stock-based or stock denominated units, or any other form of consideration or any combination thereof, as determined by the Committee in accordance with Code Section 162(m) and Code Section 409A; provided, that no Award will be paid to a Participant who is subject to the limitations of Code Section 162(m) with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived. Equity or equity based awards granted as payment for an Award shall be issued pursuant to the Company’s equity compensation plans in existence at the time of grant. The number of shares or units awarded shall be determined based on the fair market value of the Company’s common stock on the award grant date. For the avoidance of doubt, the fair market value of restricted stock and other stock-based or stock denominated units with restrictions shall be as set forth in Section 5 above.

7.	General

7.1	Tax Withholding. The Company shall have the right to deduct from all Awards any federal, state, or local income and/or payroll taxes required by law to be withheld with respect to such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

7.2	Claim to Awards and Employment Rights. Nothing in the Plan shall confer upon any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

7.3	Beneficiaries. To the extent the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

7.4	Nontransferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

7.5

Indemnification. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power than the Company may have to indemnify them or hold them harmless.

7.6	Expenses. The expenses of administering the Plan shall be borne by the Company.

7.7	Titles and Headings. The titles and headings of the sections of the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

7.8	Intent. The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Participants who are or may become subject to Code Section 162(m) will be treated as performance-based compensation under Code Section 162(m). If any provision of the Plan does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other Participants, the Plan may be operated without regard to the constraints of Code Section 162(m).

7.9	Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.

8.	Amendments, Suspension or Termination of the Plan

The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.

This Proxy Statement is printed on paper manufactured from well-
managed forests, controlled sources, and recycled wood or fiber. Soy ink, rather than petroleum-based ink, is used throughout. We encourage you to recycle this document when you are finished with it.

Gap Inc.

Proxy	Gap Inc.

Annual Meeting of Shareholders — May 18, 2010

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Glenn Murphy, Michelle Banks and Sabrina Simmons, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of The Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 18, 2010 at 10:00 a.m. local time in San Francisco, California, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

IMPORTANT — This proxy must be signed and dated on the reverse side.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND, WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

See reverse for voting instructions.

COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

  INTERNET – www.eproxy.com/gps

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 17, 2010.

  PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 17, 2010.

  MAIL – Mark,sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
1. Election of directors:	01 Adrian D.P. Bellamy 02 Domenico De Sole	06 Jorge P. Montoya 07 Glenn K. Murphy	☐ Vote FOR	☐ Vote WITHHELD
			all nominees	from all nominees
	03 Robert J. Fisher	08 James M. Schneider	(except as marked)
	04 William S. Fisher	09 Mayo A. Shattuck III
	05 Bob L. Martin	10 Kneeland C. Youngblood

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of Deloitte & Touche LLP as the registered public accounting firm for the fiscal year ending January 29, 2011.			☐ For	☐ Against	☐ Abstain

3. Approval of the Amendment and Restatement of The Gap, Inc. Executive Management Incentive Compensation Award Plan.			☐ For	☐ Against	☐ Abstain

4. Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Address Change? Mark box, sign, and indicate changes below: ☐				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.